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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-248730

 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Class A ordinary shares, par value US$0.0001 per share(1)	68,287,037	US$27.95	US$1,908,281,249	US$208,193.48

(1)
Includes securities initially offered and sold outside the United States that may be resold from time to time in the United States. Offers and sales of Class A ordinary shares outside the United States are being made pursuant to applicable law. From time to time, such Class A ordinary shares may be represented by American depositary shares, or ADSs, issuable upon deposit of the Class A ordinary shares registered hereby. The ADSs have been registered under a separate registration statement on Form F-6 (File No. 333-214107). Each such ADS represents one Class A ordinary share.

(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share shown is the average of the high and low prices of the ADSs listed on the New York Stock Exchange on December 24, 2020.

(3)
Calculated in accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement
(To Prospectus dated September 11, 2020)

ZTO Express (Cayman) Inc.

68,287,037 Class A Ordinary Shares

        This prospectus supplement relates to the resale from time to time by the shareholder identified in the "Selling Shareholder" section in this prospectus supplement, or the selling shareholder, of up to 68,287,037 Class A ordinary shares, which may be represented from time to time by American depositary shares, or ADSs. Each ADS represents one Class A ordinary share. We will not receive any of the proceeds from the sale of securities by the selling shareholder.

        Our ADSs are listed on the New York Stock Exchange, or the NYSE, under the symbol "ZTO." On December 29, 2020, the last reported trading price of our ADSs on the NYSE was US$27.98 per ADS.

        Our Class A ordinary shares are listed on the Hong Kong Stock Exchange under the stock code "2057." On December 29, 2020, the last reported trading price of our Class A ordinary shares on the Hong Kong Stock Exchange was HK$213.00 per share.

        The selling shareholder may sell the securities from time to time at fixed prices, at market prices or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods. See "Plan of Distribution" beginning on page S-68 for a more complete description of the ways in which the securities may be sold.

        See "Risk Factors" beginning on page S-15 for a discussion of certain risks that should be considered in connection with an investment in our Class A ordinary shares and ADSs.

        Neither the United States Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 30, 2020.

Prospectus Supplement

Prospectus

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the selling shareholder has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the selling shareholder nor us is making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the selling shareholder, to subscribe for and purchase any of the Class A ordinary shares or ADSs, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the terms of the offering made hereby and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the base prospectus, presents more general information. The base prospectus was included in the registration statement on Form F-3 (File No. 333-248730) that we filed with the SEC on September 11, 2020 and has been updated since that time with additional information that is incorporated by reference. Generally, when we refer only to the "prospectus," we are referring to both parts combined, and when we refer to the "accompanying prospectus," we are referring to the base prospectus as updated through incorporation by reference.

        If information in this prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisors for legal, tax, business, financial and related advice regarding the purchase of any of the securities offered by this prospectus supplement.

        In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

  •
  "ADSs" refer to our American depositary shares, each of which represents one Class A ordinary share;

  •
  "China" or the "PRC" refers to the People's Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

  •
  "HK$" and "Hong Kong dollars" are to the legal currency of the Hong Kong Special Administrative Region of the People's Republic of China;

  •
  "ordinary shares" refer to our Class A and Class B ordinary shares, par value US$0.0001 per share;

  •
  "RMB" refers to the legal currency of China;

  •
  the terms "ZTO," "we," "us," "our company" or "our" refer to ZTO Express (Cayman) Inc., its subsidiaries and its consolidated affiliated entities. Depending on the context, references to "we" and "our" may also include the network partners within our network; and

  •
  "U.S. dollars," "US$," "dollars" and "$" refer to the legal currency of the United States.

        Our reporting currency is RMB. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus supplement are made at a rate of RMB7.0651 to US$1.00, the exchange rate in effect as of June 30, 2020 as set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. On December 23, 2020, the exchange rate was RMB6.5400 to US$1.00.

        All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC's website at www.sec.gov.

        This prospectus supplement is part of a registration statement that we filed with the SEC, using a "shelf" registration process under the Securities Act of 1933, as amended, or the Securities Act, relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to ZTO Express (Cayman) Inc. and our securities, reference is hereby made to the registration statement and the prospectus contained therein. The registration statement, including the exhibits thereto, may be inspected on the SEC's website.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of the accompanying prospectus. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. See "Incorporation of Certain Documents by Reference" in the accompanying prospectus for more information. All of the documents incorporated by reference are available at www.sec.gov under ZTO Express (Cayman) Inc., CIK number 0001677250.

        Our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on April 21, 2020 (File No. 001-37922), or our 2019 Form 20-F, our current report on Form 6-K we furnished to the SEC on September 11, 2020, and Exhibits 4.1, 5.1, 8.1 and 23.2 to our current report on Form 6-K we furnished to the SEC on September 22, 2020, are incorporated by reference into the accompanying prospectus.

        As you read the documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document.

        We will provide a copy of any or all of the information that has been incorporated by reference into the accompanying prospectus, upon written or oral request, to any person, including any beneficial owner of the securities, to whom a copy of this prospectus supplement is delivered, at no cost to such person. You may make such a request by writing or telephoning us at the following mailing address or telephone number:

ZTO Express (Cayman) Inc.
Building One, No. 1685 Huazhi Road,
Qingpu District, Shanghai 201708, People's Republic of China
Tel: (86 21) 5980 4508
Attention: Investor Relations Department

 FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as "may," "will," "expect," "anticipate," "aim," "intend," "plan," "believe," "estimate," "is/are likely to," "future," "potential," "continue" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to, among other things:

  •
  our goals and strategies;

  •
  our future business development, financial conditions and results of operations;

  •
  the expected growth of the express delivery industry in China;

  •
  our expectations regarding demand for and market acceptance of our services;

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  our expectations regarding our relationships with network partners, direct and end customers, suppliers and our other stakeholders;

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  competition in our industry; and

  •
  relevant government policies and regulations relating to our industry.

        The forward-looking statements included in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference therein are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference therein.

        We would like to caution you not to place undue reliance on these forward-looking statements. You should read these statements in conjunction with the risk factors disclosed herein, in the accompanying prospectus and in the documents incorporated by reference therein for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information presented in greater detail elsewhere. This summary is not complete and does not contain all the information you should consider before investing in our Class A ordinary shares and ADSs. You should carefully read the entire prospectus before investing, including "Risk Factors," as well as the documents incorporated by reference. See "Incorporation of Certain Documents by Reference."

 Overview

Our Business

        We are a leading express delivery company in China. Founded in 2002, we are China's leading express delivery service provider based on total parcel volume, with a 19.1% market share in 2019. We are the youngest among the scaled express delivery companies in China and the largest in scale and the most profitable among the Tongda Operators, who are the express delivery service providers utilizing the "network partner model" in China, namely our company, YUNDA Holding Co., Ltd., YTO Express Group Co.,Ltd., BEST Inc. and STO Express Co.,Ltd.. We provide express delivery services and other value-added logistics services through our nationwide network.

        Under a network partner model, we operate the mission-critical line-haul transportation and sorting network within the express delivery service value chain, whereas our network partners operate the outlets that provide first-mile pickup and last-mile delivery services. The network partner model enables us to scale our network rapidly with limited capital outlay and fixed costs, consequently driving higher return on invested capital and equity.

        We have developed one of the most extensive and reliable delivery networks in China. As of June 30, 2020, our network infrastructure consists of 90 sorting hubs with 282 automation lines, over 3,400 line-haul routes serviced by approximately 9,050 self-owned line-haul vehicles, and over 5,000 direct network partners operating approximately 30,000 pickup/delivery outlets and 50,000 last-mile posts. Our network covers over 99.2% of cities and counties in China.

        In April 2008, we were the first among the Tongda Operators to implement a sharing mechanism (which started compensating delivery outlets with last-mile delivery service fees) to address inequitable burden of cost and the associated inequitable allocation of fee revenue between pickup and delivery outlets. Before the implementation of such mechanism, service outlets relied on pickup fees to sustain their business, which was difficult for outlets with significantly higher delivery volumes than pickup volumes due to the uneven nature of economic development, geographic concentration of e-commerce merchants and geographical distribution of consumers in China. The principle design for this balancing mechanism came from our distinctive "shared success" philosophy, which was formally introduced in 2010 and fully established by 2015 when we completed the conversion of part of our major network partners to shareholder-employees. Through this reorganization, we were the first and the only among the Tongda Operators to reengineer the traditional network partner model into a structure of centralized strategic, financial and human resource decision making, and build trust and foster a win-win mindset among network participants. Throughout the years, we have successfully built a more cohesive and stable network by adhering to our differentiated philosophy and core values in day-to-day decision making and execution.

        Our openness to and adoption of new and innovative technologies allows us to maintain cost leadership in the industry. Our proprietary Zhongtian system is the technology backbone for our end-to-end operational management encompassing activities conducted in our network and by our network partners. A network partner model can be as effective and more efficient than a vertically owned and operated network through digitization, which helps to overcome standardization and stability challenges. Since 2015, we have collaborated with the Chinese Academy of Sciences and developed multiple generations of proprietary automated sorting equipment and specialized software to achieve high-speed sorting. In addition, we continuously improve the mix of our line-haul vehicles, and apply innovative design and technology to improve route planning, enhance safety and achieve greater productivity.

        We have achieved rapid growth while maintaining superior profitability and high customer satisfactions. Our total parcel volume increased from 6.2 billion in 2017 to 12.1 billion in 2019, and from 5.4 billion in the six months ended June 30, 2019 to 7.0 billion for the six months ended June 30, 2020. ZTO has been consistently ranked top for overall customer satisfaction among the Tongda Operators, as indicated by survey conducted by State Postal Bureau. Our net income increased from RMB3.2 billion in 2017 to RMB5.7 billion in 2019. Our non-GAAP adjusted net income increased from RMB3.2 billion in 2017 to RMB5.3 billion in 2019. Our net income and non-GAAP adjusted net income for the six months ended June 30, 2020 was RMB1.8 billion and RMB2.1 billion, respectively. Leveraging scale and continuous gain in operational efficiency, our net profit per parcel is the highest among the Tongda Operators.

        We strive to become a world leading comprehensive logistics service provider and sustain profitable growth. While our core express business is performing well, we are leveraging our resources and capabilities by expanding into adjacent markets such as cross-border, less-than- truckload and integrated warehousing and delivery fulfillment services. We believed more segments will evolve out of our core competencies and resource build-up to address logistics and commerce needs as the overall Chinese economy continues to grow. As China's logistics industry develops steadily to catch up with developed countries in terms of scale and efficiencies, we strive to devote the right amount of resources to the right things at the right time. We believe this disciplined approach to business expansion will propel us to steadily but surely transform ultimately into a platform with leading capabilities serving the entire logistics ecosystem. Our journey has just begun.

Our Strengths

        Our culture is the framework of how we operate our business. Our mission, to bring happiness to more people through our services, was founded by a few entrepreneurs led by our founder seeking better lives for themselves. Soon after, more and more people gathered around the founding team, having been attracted by the distinct values and practices of shared-success, trust and accountability, innovation and entrepreneurship, and together we built a strong network that connects tens of thousands of employees, entrepreneurs, businesses and customers. Our mission, vision and values together shape our business purpose, form the guiding principles of strategic decision-making processes and have directly contributed to our growth and development over the years. We believe our competitive strengths are the embodiment of, and are inseparable from, our distinguishing culture. These competitive strengths include:

  •
  superior scale and capability;

  •
  distinct partner network built upon a "shared-success" philosophy;

  •
  best-in-class operational capabilities and cost efficiencies through continued innovation; and

  •
  experienced and entrepreneurial management team.

Our Strategies

        Our goal is to be become a world-leading comprehensive logistics service provider and we set the following strategies to achieve that goal:

  •
  strengthen culture and improve brand recognition;

  •
  develop young talents and maintain vitality;

  •
  achieve greater scale and capacity and further our reach;

  •
  build technological advantages to better compete in the future; and

  •
  expand beyond express delivery.

Summary of Risk Factors

        An investment in our securities is subject to a number of risks, including risks relating to our business and industry, risks relating to our corporate structure, risks relating to doing business in China and risks related to our ordinary shares and ADSs. You should carefully consider all of the information in this prospectus supplement before making an investment in our securities. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled "Risk Factors" for a more thorough description of these and other risks.

Risks Related to Our Business and Industry

  •
  Our business and growth are highly dependent on the development of the e-commerce industry and the emergence of new retail in China, and our business operations may be significantly influenced by certain third-party e-commerce platforms;

  •
  We face risks associated with our network partners and their employees and personnel;

  •
  We face intense competition, which could adversely affect our results of operations and market share;

  •
  Any service disruptions experienced by our sorting hubs or the outlets operated by our network partners may adversely affect our business operations;

  •
  Our technology systems are critical to our business operations and growth prospects, and failure to continue to improve, and effectively utilize, our technology systems or develop new technologies could harm our business operations, reputation and growth prospects;

  •
  We face risks associated with parcels handled and transported through our network and risks associated with transportation;

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  Our long-term growth and competitiveness are highly dependent on our ability to control costs and maintain or raise prices;

  •
  Our business depends on the continuing efforts of our management. If we lose their services, our business may be severely disrupted;

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  We have made, and may need to continue to make, substantial capital expenditures, and we will face risks that are inherent to such investments;

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  We have been named as a defendant in putative shareholder class action lawsuits that could have a material adverse impact on our business, financial condition, results of operation, cash flows and reputation; and

  •
  We face risks related to severe weather conditions and other natural disasters, health epidemics and other outbreaks, such as the outbreak of COVID-19, which could significantly disrupt our operations and adversely affect our business, financial condition or results of operations.

Risks Related to Our Corporate Structure

  •
  If the PRC government finds that the agreements that establish the structure for operating certain of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations; and

  •
  We rely on contractual arrangements with our variable interest entity and its shareholders for a substantial portion of our business operations, which may not be as effective as direct ownership in providing operational control.

Risks Related to Doing Business in China

  •
  Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations;

  •
  It may be difficult for overseas securities regulators to conduct investigations or collect evidence within China;

  •
  Registered public accounting firms in China, including the auditors of our consolidated financial statements in our annual reports on Form 20-F filed with the SEC, are not inspected by the Public Company Accounting Oversight Board, which deprives us and our investors of the benefits of such inspection; and

  •
  Proceedings instituted by the SEC against five PRC-based accounting firms, including the auditors of our consolidated financial statements in our annual reports on Form 20-F filed with the SEC, could result in our financial statements being determined to not be in compliance with the requirements of the Exchange Act.

Risks Related to Our Ordinary Shares and ADSs

  •
  The trading price of our securities fluctuates and can be volatile, which could result in substantial losses to holders of our Class A ordinary shares and/or ADSs; and

  •
  Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Corporate Information

        We conduct our business in China through our subsidiaries and variable interest entities. Our ADSs, each of which represents one Class A ordinary share, par value US$0.0001 per share, of our company, currently trade on the NYSE under the symbol "ZTO." Our Class A ordinary shares are listed on the Hong Kong Stock Exchange under the stock code "2057."

        Our principal executive offices are located at Building One, No. 1685 Huazhi Road, Qingpu District, Shanghai, 201708, People's Republic of China. Our telephone number at this address is +86 21 59804508. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with the "shelf" registration statement on Form F-3. Our corporate website is http://ir.zto.com. Information appearing on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Certain Financial Data

        Set forth below are certain consolidated statements of operations data and cash flow data for the years ended December 31, 2017, 2018 and 2019 and six months ended June 30, 2019 and 2020 and certain consolidated balance sheet data as of December 31, 2017, 2018 and 2019 and June 30, 2020. The selected consolidated statements of operations data for the years ended December 31, 2017, 2018 and 2019, selected consolidated balance sheets data as of December 31, 2018 and 2019 and selected consolidated cash flow data for the years ended December 31, 2017, 2018 and 2019 have been derived from our audited consolidated financial statements that are included in our 2019 Form 20-F and are incorporated into the accompanying prospectus by reference. The selected consolidated balance sheets data as of December 31, 2017 have been derived from our audited consolidated financial statements that are not incorporated into the accompanying prospectus by reference. The consolidated statements of operations data and cash flow data for the six months ended June 30, 2020 and the consolidated balance sheets data as of June 30, 2020 have been derived from our audited consolidated financial statements for the six months ended June 30, 2020 and as of June 30, 2020, and the consolidated statements of operations data and cash flow data for the six months ended June 30, 2019 have been derived from our unaudited interim consolidated financial statements for the six months ended June 30, 2019, both of which are contained in our current report on Form 6-K furnished to the SEC on September 11, 2020 and are incorporated into the accompanying prospectus by reference. Our consolidated financial statements are prepared in accordance with U.S. GAAP.

        The consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements for the three years ended December 31, 2019 and as of December 31, 2018 and 2019 and related notes, "Item 5. Operating and Financial Review and Prospects" in our 2019 Form 20-F, and our current report on Form 6-K furnished to the SEC on September 11, 2020. Our historical results do not necessarily indicate results expected for any future periods, and the results of operations for the six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2020.

	Year Ended December 31,			Six Months Ended June 30,
	2017	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Revenues
Express delivery services	12,173,690	15,400,080	19,606,214	8,823,274	8,947,074	1,266,376
Freight forwarding services	269,557	1,278,741	1,235,961	639,402	762,571	107,935
Sale of accessories	591,716	812,866	1,089,977	501,407	498,214	70,518
Others	25,110	112,764	177,794	33,588	110,451	15,633
Total operating expenses	13,060,073	17,604,451	22,109,946	9,997,671	10,318,310	1,460,462
Cost of revenues:
Line-haul transportation cost	4,797,799	5,757,701	7,466,043	3,289,873	3,293,979	466,232
Sorting hub cost	2,438,754	3,197,667	4,109,338	1,844,970	2,220,035	314,225
Freight forwarding cost	260,429	1,239,439	1,209,523	628,397	704,273	99,683
Cost of accessories sold	366,859	491,722	544,166	276,057	186,958	26,462
Other costs	850,648	1,553,039	2,159,708	930,214	1,325,242	187,577
Total cost of revenues	(8,714,489)	(12,239,568)	(15,488,778)	(6,969,511)	(7,730,487)	(1,094,179)
Gross profit	4,345,584	5,364,883	6,621,168	3,028,160	2,587,823	366,283
Operating income (expenses)(1)
Selling, general and administrative	(780,517)	(1,210,717)	(1,546,227)	(863,128)	(872,472)	(123,490)
Other operating income, net	183,368	178,057	387,890	87,633	303,270	42,924

Total operating expenses	(597,149)	(1,032,660)	(1,158,337)	(775,495)	(569,202)	(80,566)

Income from operations	3,748,435	4,332,223	5,462,831	2,252,665	2,018,621	285,717
Net income	3,158,900	4,387,912	5,671,267	2,046,741	1,824,544	258,247
Net loss/(income) attributable to noncontrolling interests	763	(4,887)	2,878	(6,547)	(1,490)	(211)

Net income attributable to ZTO Express (Cayman) Inc.	3,159,663	4,383,025	5,674,145	2,040,194	1,823,054	258,036
Supplemental Information—
Non-GAAP measures(2):
Adjusted EBITDA	4,452,019	5,858,384	7,635,212	3,403,797	3,360,454	475,640
Adjusted net income	3,229,625	4,201,113	5,292,351	2,342,335	2,088,698	295,635

(1)
Our operating income (expenses) in 2017, 2018 and 2019 includes RMB40.7 million, RMB249.5 million and RMB316.7 million, respectively, of share-based compensation expenses, accounting for 0.3%, 1.4% and 1.4% of our total revenues in the same periods, respectively. Our operating income (expenses) in the six months ended June 30, 2019 and 2020 includes RMB295.1 million and RMB264.2 million, respectively, of share-based compensation expenses, accounting for 3.0% and 2.6% of our total revenues in the same periods, respectively.

(2)
See "—Non-GAAP Measures" below for the definitions and reconciliation of these non-GAAP measures to the nearest comparable U.S. GAAP measures.

	As of December 31,			As of June 30,
	2017	2018	2019	2020
	RMB	RMB	RMB	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheets Data:
Cash and cash equivalents	5,425,024	4,622,554	5,270,204	5,261,920	744,776
Accounts receivable, net	287,835	596,995	675,567	628,466	88,954
Financing receivables, net	64,030	517,983	511,124	471,837	66,784
Short-term investments	5,224,559	13,599,852	11,113,217	8,437,887	1,194,305
Advances to suppliers	263,574	337,874	438,272	631,220	89,343
Prepayments and other current assets	719,983	1,507,996	1,964,506	2,239,249	316,945
Property and equipment, net	6,473,010	9,035,704	12,470,632	14,651,069	2,073,724
Land use rights, net	1,602,908	1,969,176	2,508,860	3,829,158	541,982
Goodwill	4,241,541	4,241,541	4,241,541	4,241,541	600,351
Total assets	25,827,638	39,682,857	45,890,502	48,479,774	6,861,865
Short-term bank borrowing	250,000	—	—	1,690,000	239,204
Accounts payable	889,139	1,311,807	1,475,258	1,105,673	156,498
Advances from customers	258,965	436,710	1,210,887	1,208,970	171,119
Operating lease liabilities	—	—	298,728	240,240	34,004
Total liabilities	4,386,321	5,413,308	7,487,105	9,485,095	1,342,526
Net current assets	8,231,832	16,092,602	13,417,310	9,039,801	1,279,502
Net assets	21,441,317	34,269,549	38,403,397	38,994,679	5,519,339
Noncontrolling interests	6,004	52,311	100,793	113,497	16,064

	Year Ended December 31,			Six Months Ended June 30,
	2017	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB	US$
			(in thousands)
Selected Consolidated Cash Flows Data:
Net cash provided by operating activities	3,630,684	4,404,051	6,304,186	2,626,074	1,430,061	202,415
Net cash provided by/(used in) investing activities	(8,294,547)	(12,872,633)	(3,664,213)	2,394,117	(1,812,554)	(256,552)
Net cash provided by/(used in) financing activities	(1,061,558)	7,042,122	(1,982,306)	(2,507,052)	362,952	51,372
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(424,000)	275,680	(3,207)	(23,430)	19,460	2,754
Net increase/(decrease) in cash, cash equivalents and restricted cash	(6,149,421)	(1,150,780)	654,460	2,489,709	(81)	(11)
Cash, cash equivalents and restricted cash at beginning of period	11,923,155	5,773,734	4,622,954	4,622,954	5,277,414	746,969
Cash, cash equivalents and restricted cash at end of period	5,773,734	4,622,954	5,277,414	7,112,663	5,277,333	746,958

Impact of COVID-19 on Our Operations and Financial Performance

        Substantially all of our revenues and workforce are concentrated in China. In connection with the intensifying efforts to contain the spread of COVID-19, the Chinese government has taken certain emergency measures, including extension of the Lunar New Year holidays, implementation of travel bans, blockade of certain roads and closure of factories and businesses, and may continue to take further measures to keep this epidemic outbreak in check. We temporarily closed our branch offices, sorting hubs and service outlets from late January to mid- to late February 2020 due to the COVID-19 outbreak, which resulted in a decline of parcel volume in January and February 2020, as compared with the same period in 2019. The measures and timelines for business resumption varied across different localities in the PRC, and our branch offices, sorting hubs and service outlets closed and opened in accordance with measures adopted by their respective local government authorities. We also experienced a temporary labor shortage in January and February 2020 which has caused delays in our delivery services. We have taken measures to reduce the impact of the COVID-19 outbreak, including strictly implementing self-quarantine and disinfection measures at our headquarters, sorting hubs and service outlets in accordance with government issued protocols. Consequently, the COVID-19 outbreak and any measures to combat the spread of the virus may adversely affect our business operations, financial condition and operating results for 2020, including but not limited to negative impact to our total revenues, costs and net profit. Our parcel volume was 714 million in January 2020 and 438 million in February 2020, representing a decrease of 9.1% and 14.2% year on year. Our parcel volume was 2,264 million and 2,374 million in the first quarter of 2019 and 2020 and was 3,107 million and approximately 4,595 million in the second quarter of 2019 and 2020, representing an increase of 4.9% and 47.9% year on year, respectively. Our parcel volume was 5,371 million and 6,970 million in the first half of 2019 and 2020, representing an increase 29.8% year on year. Our parcel volume accounts for 19.1% and 20.6% of the total express delivery parcel volume in China in 2019 and the first half of 2020, respectively. Our revenues, cost of revenues and net income were RMB3,915.9 million, RMB3,097.2 million and RMB371.0 million in the first quarter of 2020, respectively, representing a decrease of 14.4%, 6.6% and 45.6% as compared to the same period of 2019, respectively. We gradually resumed our operations since March 2020. Our revenues, cost of revenues and net income were RMB6,402.4 million, RMB4,633.3 million and RMB1,453.6 million in the second quarter of 2020, respectively, representing an increase of 18.0%, 26.8% and 6.5% as compared to the same period of 2019, respectively.

        While we have resumed business operations and events related to the outbreak of and response to COVID-19 are expected to be temporary, there remain significant uncertainties surrounding the COVID-19 outbreak and its further development as a global pandemic. Hence, the extent of the business disruption and the related impact on our financial results and outlook for 2020 cannot be accurately estimated at this time.

        As of June 30, 2020, we had cash and cash equivalents of RMB5,261.9 million (US$744.8 million) and short-term investments of RMB8,437.9 million (US$1,194.3 million). Our short-term investments consist primarily of investments in fixed deposits with maturities between three months and one year and wealth management products which we have the intent and the ability to hold to maturity within one year. We believe this level of liquidity is sufficient to successfully navigate an extended period of uncertainty.

Non-GAAP Financial Measures

        We use adjusted EBITDA and adjusted net income, each a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes.

        Adjusted EBITDA and adjusted net income should not be considered in isolation or construed as an alternative to net income or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted EBITDA and adjusted net income presented here do not have a standardized meaning prescribed by GAAP and may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        Adjusted EBITDA represents net income (which excludes depreciation, amortization, interest expense and income tax expense) before (i) share-based compensation expense; (ii) impairment of investment in equity investee; (iii) unrealized gain from investment in equity investee; and (iv) gain/(loss) on disposal of equity investees and subsidiary, before income taxes.

        Adjusted net income represents net income before (i) share-based compensation expense; (ii) impairment of investment in equity investee; (iii) unrealized gain from investment in equity investee; and (iv) gain/(loss) on disposal of equity investees and subsidiary, net of income taxes.

        Share-based compensation expenses represent non-cash expenses associated with share options and restricted share units we granted under the our share incentive plans. Impairment of investment in equity investee and unrealized gain from investment in equity investee represent non-recurring and non-cash items, and gain/(loss) on disposal of equity investees and subsidiary, before income taxes represents non-recurring items, which have little analytical or predictive value and are generally not meaningful in evaluating the performance of our businesses.

        We believe that, by excluding such non-cash items or/and non-recurring items, the non-GAAP financial measures help identify the trends underlying core operating results that could otherwise be distorted. As such, we believe that the non-GAAP financial measures facilitate investors' assessment of operating results, enhance the overall understanding of past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in their financial and operational decision-making.

        The table below sets forth a reconciliation of our net income to adjusted EBITDA for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30
	2017	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Net income	3,158,900	4,387,912	5,671,267	2,046,741	1,824,544	258,247

Add:
Depreciation	522,853	809,005	1,210,040	554,832	801,006	113,375
Amortization	37,512	44,713	54,526	25,969	33,250	4,706
Interest expense	15,668	780	—	—	9,426	1,334
Income tax expense	646,361	929,133	1,078,295	480,661	428,074	60,590

EBITDA	4,381,294	6,171,543	8,014,128	3,108,203	3,096,300	438,252
Add:
Share-based compensation expense	40,725	249,478	316,666	295,065	264,154	37,388
Impairment of investment in equity investee	30,000	—	56,026	—	—	—
Less:
Unrealized gain from investment in equity investee	—	—	754,468	—	—	—
Gain/(loss) on disposal of equity investees and subsidiary, before income taxes	—	562,637	(2,860)	(529)	—	—

Adjusted EBITDA	4,452,019	5,858,384	7,635,212	3,403,797	3,360,454	475,640

        The table below sets forth a reconciliation of our net income to adjusted net income for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30
	2017	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Net income	3,158,900	4,387,912	5,671,267	2,046,741	1,824,544	258,247

Add:
Share-based compensation expense	40,725	249,478	316,666	295,065	264,154	37,388
Impairment of investment in equity investee	30,000	—	56,026	—	—	—
Less:
Unrealized gain from investment in equity investee	—	—	754,468	—	—	—
Gain/(loss) on disposal of equity investees and subsidiary, net of income taxes	—	436,277	(2,860)	(529)	—	—

Adjusted net income	3,229,625	4,201,113	5,292,351	2,342,335	2,088,698	295,635

RISK FACTORS

        Any investment in our Class A ordinary shares and ADSs involves a high degree of risk. You should carefully consider the risk factors set forth below together with the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, before deciding whether to purchase the Class A ordinary shares and ADSs. Any of the following risks and the risks described in our 2019 Form 20-F, and additional risks and uncertainties not currently known to us or those we currently view to be immaterial, may also materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Business and Industry

Our business and growth are highly dependent on the development of the e-commerce industry and the emergence of New Retail in China.

        We generate a significant portion of our parcel volume by serving end customers that conduct business on various e-commerce platforms in China, and our end customers rely on our services to fulfill orders placed by consumers on such platforms. In June 2020, more than 90% of our total parcel volume was attributable to e-commerce platforms. Our business and growth are therefore highly dependent on the viability and prospects of the e-commerce industry in China.

        Any uncertainties relating to the growth, profitability and regulatory regime of the e-commerce industry in China could have a significant impact on us. The development of the e-commerce industry in China is affected by a number of factors, most of which are beyond our control. These factors include:

        the growth of broadband and mobile internet penetration and usage in China;

  •
  the consumption power and disposable income of e-commerce consumers in China, as well as changes in demographics and consumer tastes and preferences;

  •
  the availability, reliability and security of e-commerce platforms;

  •
  the selection, price and popularity of products offered on e-commerce platforms;

  •
  the potential impact of the COVID-19 to our business operations and the economy in China and elsewhere generally;

  •
  the emergence of alternative channels or business models that better suit the needs of consumers in China;

  •
  the development of fulfillment, payment and other ancillary services associated with e-commerce;

  •
  the continued integration of online and offline retail channels by large e-commerce platforms and various retail merchants to reduce customer acquisition costs and enhance customers' shopping experience ("New Retail"); and

  •
  changes in laws and regulations, as well as government policies, that govern the e-commerce industry in China.

        The e-commerce industry is highly sensitive to changes in macroeconomic conditions, and e-commerce spending tends to decline during recessionary periods. Many factors beyond our control, including inflation and deflation, fluctuations in currency exchange rates, volatility of stock and property markets, interest rates, tax rates and other government policies and changes in unemployment rates can adversely affect consumer confidence and spending behavior on e-commerce platforms, which could in turn materially and adversely affect our growth and profitability. In addition, unfavorable changes in domestic and international politics, including military conflicts, political turmoil and social instability, may also adversely affect consumer confidence and spending, which could in turn negatively impact our growth and profitability.

Our business operations have relied on, and are likely to continue to be significantly influenced by, certain third-party e-commerce platforms.

        Our business operations have relied on certain third-party e-commerce platforms, such as the Alibaba ecosystem, and we still expect to be significantly influenced by those third-party e-commerce platforms in the foreseeable future.

        Although such third-party e-commerce platforms are not our direct customers, they have significant influence over how transactions take place on their e-commerce platforms, including how purchase orders are fulfilled by indicating to consumers the preferred express delivery companies for orders placed. For example, in order to maintain and foster our cooperation with Alibaba, we may have to accommodate the demands and requirements from various players in the Alibaba ecosystem, such as the adoption of digital waybills initiated by Cainiao Smart Logistics Network Limited, or Cainiao, a central logistics information system and solutions provider affiliated with Alibaba. Such demands and requirements may increase the cost of our business or weaken our connection with our end customers.

        Furthermore, in May 2018, Alibaba and Cainiao entered into a strategic transaction with us. Pursuant to the transaction terms, certain investors led by Alibaba and Cainiao invested US$1.38 billion in our company in exchange for approximately 10% of our equity interest at that time and obtained certain shareholder rights in our company. The transaction was completed in June 2018. Alibaba has also invested, and may invest in the future, in our competitors. Alibaba may encourage merchants on its platforms to choose certain other investees' services over ours for business reasons. Alibaba may also build an in-house delivery network to serve its e-commerce platforms in the future. If either or both of these situations were to materialize, our business may be negatively impacted, and our results of operations may be materially and adversely affected.

We face risks associated with our network partners and their employees and personnel.

        As of June 30, 2020, we had approximately 30,000 pickup/delivery outlets and over 5,000 direct network partners under our ZTO brand. We rely on these network partners to directly interact with and serve end customers. However, the interests of a network partner may not be entirely aligned with ours or with those of our other network partners at all times. We manage our business relationships with direct network partners through contractual agreements, which provide for performance incentives along with periodic evaluations. Our direct network partners may sub-contract part of their business to their cooperation partners, which we refer to as our indirect network partners. The sub-contracting to indirect network partners is subject to our consent. However, we may not be able to manage the network partners as effectively as if we had full ownership of them or operated their business directly. In particular, we do not enter into agreements with our indirect network partners and are therefore unable to exert a significant degree of influence over them.

        Our network partners and their employees have a significant amount of direct interactions with our end customers, and their performance is directly associated with our brand. We do not directly supervise the employees of our network partners in providing services to end customers. Our existing network-wide service standards and periodic training to the personnel of our network partners may not be sufficient for us to effectively monitor, maintain and improve their service quality or their general conduct towards end-customers. In the event of any unsatisfactory performance or unlawful behavior by our network partners and/or their employees towards end-customers, we may experience service disruptions and our reputation may be materially and adversely affected. We may voluntarily, or upon the request of applicable authorities, conduct investigations on such event and adopt remediation/preventive measures. Such efforts may not be limited to the relevant parties, but applicable throughout our network, which could cause temporary diversion from the ordinary course of our and our network partners' business. Furthermore, our network partners may fail to implement sufficient control over the pickup and delivery personnel who work at the outlets in connection with their conduct, such as proper collection and handling of parcels and delivery service fees, adherence to customer privacy standards and timely delivery of parcels. As a result, we or our network partners may suffer financial losses, incur liabilities and suffer reputational damage in the event of theft or late delivery of parcels, embezzlement of delivery service fees, mishandling of customer privacy, misconduct or unlawful behavior towards end-customers, or any other behavior that reflects adversely on our business and reputation.

        Suspension or termination of a network partner's services in a particular geographic area may result in a significant interruption or failure to provide services in the corresponding geographic area. A network partner may suspend or terminate its services voluntarily or involuntarily due to various reasons, including a disagreement or dispute with us, failure to make a profit, failure to obtain requisite approvals, failure to maintain licenses or permits or to comply with other governmental regulations, and events beyond our or its control, such as inclement weather, natural disasters, transportation interruptions or labor unrest or shortage. Due to the intense competition in China's express delivery industry, our existing network partners may also choose to discontinue their cooperation with us and work with our competitors instead. We may not be able to promptly replace these network partners or find alternative ways to provide services in a timely, reliable and cost-effective manner, or at all. As a result of any service disruptions associated with our network partners, our customer satisfaction, reputation, operations and financial performance may be materially and adversely affected.

We face intense competition, which could adversely affect our results of operations and market share.

        We operate in a highly competitive and consolidating industry. We compete primarily with leading domestic express delivery companies, including YTO Express, STO Express, Yunda Express, Best Express, SF Express and the express delivery services provided by China Post such as EMS. We compete with them based on a number of factors, including network stability, business model, operational capabilities, infrastructure capacity, cost control and service quality. We have historically experienced a decline in the delivery service market prices and we may continue to face downward pricing pressure. If we and our network partners cannot effectively control our costs to remain competitive, our market share and revenue may decline. Additionally, if we have to subsidize our network partners to increase our network partners' competitiveness, our gross margin may decline. Our competitors may attempt to gain market share by lowering their rates, especially during economic slowdowns or in key regional markets. Such rate reductions may limit our ability to maintain or increase our rates and operating margins and inhibit our ability to grow our business.

        In addition, major e-commerce platforms, such as Alibaba, Pinduoduo and JD.com, may choose to build or further develop their respective in-house delivery capabilities to serve their logistics needs and compete with us, which may significantly affect our market share and total parcel volume. Furthermore, as we diversify our service offering and further expand our customer base, we may face competition from existing or new players in new sectors we choose to enter. In particular, we or our network partners may face competition from existing or new last-mile delivery service providers which may expand their service offerings to include express delivery or adopt a business model disruptive to our business and compete with our network partners for delivery personnel. Similarly, existing players in an adjacent or sub-market may choose to leverage their existing infrastructure and expand their services to serve our customers. If these players succeed in doing so, our market share may suffer and our business and financial performance may be significantly and adversely affected.

        Certain of our current and potential competitors, as well as international logistics operators with a presence in China, may have significantly greater resources, longer operating histories, larger customer bases and greater brand recognition than us. Other current and potential competitors may be acquired by, receive investment from, or enter into strategic relationships with, established and well-financed companies or investors which would help enhance their competitiveness. Moreover, competitors may adopt more aggressive pricing policies or devote greater resources to marketing and promotional campaigns than us. We may not be able to compete successfully against current or future competitors, and competitive pressures may have a material and adverse effect on our business, financial condition and results of operations.

Any service disruptions experienced by our sorting hubs or the outlets operated by our network partners may adversely affect our business operations.

        Our daily operations rely heavily on the orderly performance of our sorting hubs and the pickup and delivery outlets operated by our network partners. Any service disruption at our sorting hubs or the pickup and delivery outlets as a result of a failure or disruption of the automated facilities, under-capacity during peak parcel volume periods, force majeure, third-party sabotage, disputes, employee delinquency or strike, government inspections or regulatory orders mandating service halt or temporary or permanent shutdown would adversely impact our business operations. For example, any ad hoc regulatory inspection by local authorities, such as environmental safety and security checks, on any of our facilities or our network partners' service outlets may cause business disruptions and delay the processing and delivery of parcels. The outbreak of an epidemic, such as the recent outbreak of COVID-19, may also cause a significant disruption to our business. For instance, certain emergency measures implemented by the Chinese government in early 2020, mandated the temporary closure of our facilities, sorting hubs and service outlets. If we are required by governmental authorities to implement changes to our facilities or relocate any of our facilities or our network partners' service outlets, our and our network partners' operating costs may increase as a result. In the event of service disruptions at our sorting hubs or outlets, parcel sorting or parcel pickup and delivery may be delayed, suspended or stopped. Such parcels would need to be redirected to other nearby sorting hubs or outlets, and such rerouting of parcels will likely increase risks of delay and delivery errors. At the same time, increased parcel sorting or pickup and delivery pressure on nearby sorting hubs or outlets may negatively impact their performance and result in adverse effects to our entire network. Any of the foregoing events may result in significant operational interruptions and slowdowns, customer complaints and reputational damage.

Our technology systems are critical to our business operations and growth prospects, and failure to continue to improve, and effectively utilize, our technology systems or develop new technologies could harm our business operations, reputation and growth prospects.

        The satisfactory performance, reliability and availability of our technology systems is critical to our ability to deliver high-quality customer services. We rely on the Zhongtian system, our self-developed and centralized technology systems, which consists of our operational management system, our network management system, our settlement system, our finance system and other systems and mobile apps connecting our network partners to efficiently operate our network. These integrated systems support the smooth performance of certain key functions of our business, such as order tracking, fleet dispatch and management, route planning, and fee settlement. In addition, the maintenance and processing of various operating and financial data is essential to the day-to-day operation of our business and formulation of our strategies. Therefore, our business operations and growth prospects depend, in part, on our ability to maintain and make timely and cost-effective enhancements and upgrade to our technology systems and to introduce innovative additions to meet changing operational needs. Continued investment in information technology and equipment to enhance operational efficiency and reliability is part of our growth strategy. While we have significantly increased our spending on technology, such investment may not be sufficient to fully support our expanding business needs. Failure to maintain sufficient spending on technology systems could cause economic losses and put us at a disadvantage to our competitors. We can provide no assurance that we will be able to keep up with technological improvements or that technologies developed by others (including our competitors) will not render our services less competitive or attractive. Any issues impairing the functionality and effectiveness of our systems could result in unanticipated system disruptions, slower response time and impaired user experiences, as well as delays or inaccuracies in reporting operating and financial information.

        Any interruptions caused by telecommunications failures, computer viruses, hacking, or other attempts to harm our technology infrastructure could result in the unavailability or slowdown of our centralized system and significantly impact workflows throughout our entire network. We can provide no assurance that our current security mechanisms will be sufficient to protect our technology systems from any third-party intrusions, viruses or hacker attacks, information or data theft or other similar activities. Any such occurrences could disrupt our services, damage our reputation and harm our results of operations.

We operate in a labor-intensive industry and an overall contraction in the availability of workers in the labor market or any labor unrest may negatively affect our business.

        Our business is labor-intensive. As of June 30, 2020, we had a total of 21,465 employees and over 55,600 outsourced personnel. A failure by us or our network partners to maintain a stable and dedicated workforce may result in disruption or delays in the services provided to end customers. We and our network partners often need to hire additional or temporary workers to handle the significant increase in parcel volume following special promotional events such as promotional campaigns on June 18, November 11 and December 12 each year or during other peak seasons throughout the year. During these periods we have observed an increasingly competitive and tight labor market. In general, this has resulted in, and we expect will continue to result in, increased labor costs driven by higher salaries, social benefits and employee headcounts.

        Further, we and our network partners compete with other companies in our industry as well as other labor-intensive industries for labor, and such competition may affect the overall stability of our workforce and the performance of our network. For example, emerging disruptive business models like intra-city delivery, which enables senders and recipients within the same city to achieve rapid point-to-point delivery; or omni-channel delivery, which fulfills the logistics demands for omni-channel retailers and consumers, are likely to compete for pickup and delivery personnel with our network partners and service outlets. Some of our network partners or outlets may be pressured to increase compensation and social welfare benefits for their employees, which may result in lower profitability and insufficient cashflow for our network partners or service outlets. If our network partners or service outlets are unable to offer competitive salaries and benefits, or pay their employees on time or in full, they may lose their personnel, resulting in insufficient delivery resources, disgruntled employees, and lower delivery service quality in certain parts of our network.

        We and our network partners have been involved in labor disputes in the past, none of which either individually or in the aggregate, had a material adverse impact on us. We and our network partners expect to continue to be involved in labor disputes from time to time, including involvement in various legal or administrative proceedings related to such disputes. Any labor unrest directed against us or our network partners could directly or indirectly prevent or hinder our normal business operations, and, if not resolved in a timely manner, lead to delays in fulfilling our customer orders and decreases in our revenue. Historically, we have experienced an incident where an employee strike of one of our network partners caused a prolonged service suspension in a southern city of China, and we cannot assure you that similar incidents would not happen in the future. We and our network partners cannot predict or control any labor unrest, especially those involving labor not directly employed by us. Further, labor unrest may have a negative effect on general labor market conditions or result in changes to labor laws, which in turn could materially and adversely affect our business, financial condition and results of operations.

We engage outsourcing firms to provide personnel for our operations. We have limited control over these personnel and may be liable for violations of applicable PRC labor laws and regulations accordingly.

        We engage outsourcing firms to provide a large number of personnel to work at our network facilities. As of June 30, 2020, over 55,600 outsourced personnel were active in our operations. We enter into agreements with outsourcing firms and do not have any direct contractual relationship with outsourced personnel, resulting in limited control over them. If any outsourced personnel fail to operate in accordance with instructions, policies and business guidelines set forth by outsourcing firms based on our requirements, our market reputation, brand image and results of operations could be materially and adversely affected.

        Our agreements with the outsourcing firms may provide that we are not liable to the outsourced personnel. However, if the outsourcing firms violate any relevant PRC labor laws, regulations or their employment agreements with the personnel, such personnel may file a claim against us as they provide their services at our network facilities. As a result, we may incur legal liability, and our market reputation, brand image as well as our business, financial condition and results of operations could be materially and adversely affected.

We face risks associated with parcels handled and transported through our network and risks associated with transportation.

        We handle a large volume of parcels across our network, and face challenges with respect to the protection and inspection of these parcels. Parcels in our network may be stolen, damaged or lost for various reasons, and we and/or our network partners may face actual or alleged liability for such incidents. In addition, we may fail to detect unsafe or prohibited/restricted items. There have been incidents in the past where our network partners failed to strictly implement parcel screening procedures and allowed controlled items to be mailed through our network. Further, unsafe items processed and transported by us, such as flammables and explosives, toxic or corrosive items and radioactive materials, may damage other parcels in our network, injure their recipients, harm our personnel and result in property damage. Failure to prevent prohibited or restricted items from entering our network may result in administrative or criminal penalties as well as civil liability for personal injury and property damage.

        The transportation of parcels involves inherent risks. We have a large number of vehicles and personnel involved in our transportation operations at all times, who are subject to risks associated with transportation safety, including transportation related injuries and losses. For example, our vehicles and personnel may be involved in traffic accidents from time to time, resulting in personal injury and loss or damage to parcels carried by them. In addition, frictions or disputes may occasionally arise from the direct interaction of our personnel with parcel senders and recipients, which may result in personal injury or property damage if such incidents escalate. The insurance policies carried by us may not fully cover the damages caused by transportation related injuries or losses.

        Any of the foregoing could disrupt our services, cause us to incur substantial expenses and divert the time and attention of our management. We and our network partners may face claims and incur significant liabilities if found liable or partially liable for any injuries, damages or losses. Claims against us may exceed the amount of our insurance coverage or may not be covered by insurance at all. Government authorities may also impose significant fines on us or require us to adopt costly preventive measures. Furthermore, if our services are perceived to be unsafe by our end customers, e-commerce platforms and consumers, our business volume may be significantly reduced, and our business, financial condition and results of operations may be materially and adversely affected.

Our past growth rates may not be indicative of our future growth, and if we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

        Our business has grown substantially in recent years, but our past growth rates may not be indicative of our future growth. Our revenue growth in recent years was partly attributable to business acquisition, such as the acquisition of China Oriental Express Co., Ltd. The acquired business of China Oriental Express Co., Ltd. provides freight forwarding services, and our revenue generated from such services amounted to RMB269.6 million, RMB1,278.7 million, RMB1,236.0 million, RMB639.4 million and RMB762.6 million in 2017, 2018 and 2019 and six months ended June 30, 2019 and 2020, respectively, accounting for 2.1%, 7.3%, 5.6%, 6.4% and 7.4% of our total revenues during the same periods, respectively. We plan to further expand our network in response to increasing customer and consumer needs, but we may not succeed in doing so. Even if we are able to expand our network as planned, we may not be able to continue to integrate and optimize a larger network. In addition, as customer and consumer needs at both the national and regional levels are continuously changing, we may not be able to successfully anticipate or respond to such changes. For example, we may experience shortages in our delivery capacity if our expansion fails to accurately and timely match increased customer and consumer demand. Furthermore, our anticipated future growth will likely place significant demands on our management and operations. Our success in managing our growth will depend, to a significant degree, on the ability of our executive officers and other members of our senior management to carry out our strategies effectively, our ability to balance the interests between us and our network partners as well as among our network partners, and our ability to adapt, improve and develop our financial and management information systems, controls and procedures. In addition, we will likely have to successfully recruit, train and manage more employees and improve and expand our sales and marketing capabilities. If we are not able to manage our growth or execute our strategies effectively due to any of the foregoing reasons, our expansion may not be successful, and our business and prospects may be materially and adversely affected.

Our long-term growth and competitiveness are highly dependent on our ability to control costs and maintain or raise prices.

        To maintain competitive pricing and enhance our profit margins, we must continually control our costs. Effective cost-control measures have a direct impact on our financial condition and results of operations. We have adopted various cost control measures and will continue to add new ones as necessary and appropriate. For example, transportation costs can be reduced through the choice of appropriate vehicles and optimization of transportation routes, and labor costs can be reduced through automation. However, the measures we have adopted or will adopt in the future may not be as effective as expected in improving our financial condition and results of operations. We do not intend to compete with our competitors by introducing aggressive pricing policies, which we consider detrimental to our long-term growth. Delivery services fees charged by our network partners to parcel senders have declined over time, partially as a result of market competition. Our gross profit per parcel is also affected by a variety of other factors, such as a decline in the average weight of parcels handled by us, an increase in the adoption of digital waybills, which have a lower charge rate than traditional paper waybills, an increase in delivery services directly provided to certain enterprise customers, and changes in our operating model. For example, the direct shipping model, whereby some parcels are directly shipped by certain volume-qualified network partners to our destination sorting hubs without going through our origination sorting hubs, reduces overall delivery time and operating costs and also lowers our revenues. If we are not able to effectively control our cost and adjust the level of network transit fees based on operating costs and market conditions, our profitability and cash flow may be adversely affected.

We outsource part of our line-haul transportation needs to our related party and use their services.

        We outsource part of our line-haul transportation needs to Tonglu Tongze Logistics Ltd., or Tonglu Tongze, which is a transportation operator that works exclusively for ZTO. Tonglu Tongze had a fleet of about 850 trucks as of June 30, 2020. In 2017, 2018 and 2019 and the six months ended June 30, 2020, we incurred RMB809.4 million, RMB547.5 million, RMB479. 1 million and RMB 140.1 million, respectively, of transportation service fees to Tonglu Tongze and its subsidiaries and had RMB105.8 million, RMB45.5 million, RMB20.7 million of accounts payable and RMB1.3 million of prepayments as of December 31, 2017, 2018 and 2019 and June 30, 2020, respectively. Certain of our employees beneficially owned majority equity interests in Tonglu Tongze as of June 30, 2020. Therefore, we treat Tonglu Tongze as our related party and we expect to continue to rely on its services. Given the material level of Tonglu Tongze's continued service to us, we may face a number of risks and uncertainties and there can be no assurance that (i) Tonglu Tongze's service will continue to be available to us on an exclusive basis or at all,

(ii) Tonglu Tongze's service quality will remain stable and will not materially deteriorate, (iii) Tonglu Tongze will not unilaterally increase its service pricing, (iv) Tonglu Tongze and its employees will not engage in any wrongdoing or misconduct. or (v) our good relationship with Tonglu Tongze will not deteriorate. Our overall business and results of operations may be materially and adversely affected if any of the foregoing factors were to materialize.

We face challenges in diversifying our service offerings and expanding our customer base.

        We intend to further diversify our service offerings and expand our customer base to increase the number of revenue sources in the future. New services or new types of customers may involve risks and challenges that we do not currently face. Such new initiatives may require us to devote significant financial and managerial resources and may not perform as well as expected. We may not be able to successfully address customer demand and preferences and our existing network and facilities may not be adaptable enough to accommodate new services or customers. For example, different service offerings will likely require different equipment specifications and service standards, which may require significant time and costs to implement. We may also be inexperienced with operating models and cost structures associated with new types of customers we may choose to pursue. In addition, we may not be able to provide services of sufficient quality, which may result in complaints or liability claims against us, all of which would harm our overall reputation and financial performance. We may also selectively invest in emerging business opportunities in adjacent logistics markets, such as less-than-truckload shipping, or leverage our existing network and infrastructure to directly engage in related businesses. We cannot assure you that such endeavors will be profitable or that we will be able to recoup our investments with respect to any new services or new types of customers in time or at all.

Damage to our brand image and corporate reputation could materially and adversely impact our business.

        We believe our brand image and corporate reputation will play an increasingly important role in enhancing our competitiveness and maintaining our growth. Many factors, some of which are beyond our control, may negatively impact our brand image and corporate reputation if not properly managed. These factors include our ability to provide superior services to our end customers, successfully conduct marketing and promotional activities, manage relationships with and among network partners, manage complaints and negative publicity, and maintain a positive perception of our company, our peers and the express delivery industry in general. Any actual or perceived deterioration of our service quality, which is based on an array of factors including customer satisfaction, number of complaints as well as number of accidents, may subject us to damages, including the loss of important customers. Any negative publicity against us or our peers may harm our corporate reputation and may result in changes to government policies and the regulatory environment. If we are unable to promote our brand image and protect our corporate reputation, we may not be able to maintain and grow our customer base and our business and our growth prospects may be adversely affected.

Our business and the business of our network partners are subject to a broad range of PRC laws and regulations. If we or our network partners are deemed to be not in compliance with any of these laws and regulations, our business, reputation, financial condition and results of operations may be materially and adversely impacted.

        Our business is subject to governmental supervision and regulation by the relevant PRC governmental authorities, including but not limited to the State Post Bureau and the Ministry of Transportation. Together, these governmental authorities promulgate and enforce regulations that cover many aspects of our day-to-day operations. For example, the PRC Postal Law indicates that express delivery companies cannot engage in "posting and mail delivery business exclusively operated by postal enterprises." However, PRC law does not provide a definition for "posting and mail delivery business exclusively operated by postal enterprises." If the authorities define such term in the future and if the parcels that we deliver fall into the defined category, we may be considered in violation of such regulation. Further, certain of our network partners may commence express delivery services while still in the process of obtaining Courier Service Operation Permits, and since they use our brand in their businesses, we may be subject to fines or receive order of rectification as a result. Incidents like the foregoing ones may materially and adversely impact our business, reputation, financial condition and results of operations.

        According to the Interim Regulations on Express Delivery, which were promulgated by the State Council on March 2, 2018, took effect on May 1, 2018 and were amended on March 2, 2019, we are subject to a revised set of requirements in operating our express delivery business, including but not limit to: (i) we are required to timely file records with the local post administrations for opening express delivery terminal outlets; (ii) in case we intend to suspend operating express delivery services, we shall make public announcement in advance, submit a written notice to the postal administrative departments, return the Courier Service Operation Permit and make proper arrangement on undelivered express parcels; (iii) we shall not sell, reveal or illegally provide any client information and we shall take remedial measures and report to the local post administrations in case any client information is revealed or may be revealed; (iv) we shall verify the identity of senders and register their identity information when receiving express parcels and shall not receive their express parcels where senders refuse to furnish identity information or furnish false identity information; (v) we shall refuse to accept the prohibited parcels and shall cease to sorting, transporting and delivering parcels which are suspected of containing prohibited items and shall promptly submit a report to governmental authorities and assist in investigations; (vi) we shall formulate our emergency plans, carry out emergency drills and exercises regularly and report emergencies to the local postal administrations; (vii) clients may claim compensation from us for any delay, missing, damage or shortage of express parcels handled by our network partners, since they use our trademark, corporate name and express waybill. The operation of our express delivery service is subject to this regulation. Failure to comply with these regulations result in requirement to rectify, fines, suspension of business for remediation or revocation of Courier Service Operation Permit.

        Pursuant to the Administrative Provisions concerning the Running of Cargo Vehicles with Out-of-Gauge Goods promulgated by the PRC Ministry of Transport, which took effect on September 21, 2016, cargo vehicles running on public roads shall not carry cargo weighing more than the limits prescribed by this regulation and their dimensions shall not exceed those as set forth by the same regulation. The operation of our truck fleet is subject to this regulation.

        We have not been required to modify or replace any of our trucks. While we expect to gradually reduce the number of non-complying trucks, the non-complying trucks may be banned and we may be required to modify noncomplying trucks or purchase new ones to replace them. Otherwise, we may be subject to additional penalties under this regulation if we continue to operate trucks that exceed the limits set forth in the regulation.

        Pursuant to the E-commerce Law of the People's Republic of China promulgated by Standing Committee of the National People's Congress, which took effect on January 1, 2019, we are subject to certain requirements in e-commerce business, including but not limit to, (i) in providing express logistics services for e-commerce activities, the providers thereof shall abide by laws and administrative regulations, and comply with the service standards and time limits they have promised; (ii) while handing over commodities, express logistics service providers shall remind consignees to examine the commodities immediately on the spot; where the commodities are received by others for consignees, such express logistics service providers shall obtain the consent of consignees, and are further required not only to examine the postal articles in the presence of senders so as to inspect whether the postal articles are prohibited or restricted from express delivery but also to remind consignees to examine the commodities immediately on the spot; and (iii) express logistics service providers are required to use environmental-friendly packaging materials in accordance with the relevant provisions in an effort to reduce the consumption of and recycle packaging materials. While offering express logistics services, the providers thereof may agree to be entrusted by e-commerce operators to collect payments for goods on a commission basis. The operation of our express delivery service is subject to this law. If we are found to be not compliant with the requirements, and we may be required to rectify. In order to adapt to the evolving e-commerce industry, which could have a significant impact on us, we may need to develop or upgrade existing business model. If our efforts to comply with laws and regulations concerning e-commerce business are unsuccessful, our business, financial condition and results of operation may be materially and adversely affected.

        In addition, our network partners have full discretion over their daily operations and make localized decisions with respect to their facilities, vehicles and hiring and pricing decisions. Their operations are regulated by various PRC laws and regulations, including local administrative rulings, orders and policies that are pertinent to their localized express delivery business. For example, local regulations may specify the models or types of vehicles to be used in parcel pickup and delivery services or require the network partners to implement heightened parcel safety screening procedures, which could materially drive up the operating costs and delivery efficiency of the pickup and delivery outlets.

        Existing and new laws and regulations may be enforced from time to time and substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to us and/or our network partners. If the PRC government requires additional approvals or licenses, imposes additional restrictions on our or our network partners' operations, or tightens enforcements of existing or new laws or regulations, it has the authority, among other things, to levy fines, confiscate income, revoke business licenses, and require us or our network partners to discontinue relevant business operations. Since our network partners use our brand in their businesses, if they are found to be noncompliant with PRC laws and regulations, our business, reputation, financial condition and results of operations may be materially and adversely impacted.

Any lack of requisite approvals, licenses or permits applicable to the business operation of us or our network partners may have a material and adverse impact on our business, financial condition and results of operations.

        We and our network partners are required to hold a number of licenses and permits in connection with our business operation, including, but not limited to, the Courier Service Operation Permit and Road Transportation Operation Permit.

        Under PRC laws, an enterprise that operates and provides express delivery services must obtain a Courier Service Operation Permit listing out all the regions it and its branches are allowed to operate in. Such enterprise needs to make a filing with the relevant postal authority to update or renew its Courier Service Operation Permit to include any additional regions it plans to expand into. Our consolidated affiliated entities engaging in the express delivery services need to obtain the Courier Service Operation Permits, which based on our geographical coverage would cover the majority part of China. Our consolidated affiliated entities are required to timely make all required filings with the relevant postal authorities including to update or renew their Courier Service Operation Permits with respect to the regions they operate in.

        Failure to make such filings may result in a correction order or fines. In addition, an enterprise engaging in road freight transportation is required to obtain a Road Transportation Operation Permit from the relevant county-level road transportation administrative bureau. Similarly, our network partners also need to obtain necessary licenses and permits to operate express delivery and transportation business. Failure to obtain such licenses and permits may result in suspension of operation, fines or other penalties by government authorities. In addition, companies that apply for the Courier Service Operation Permit are subject to certain service capability requirements, including sufficient number of express delivery personnel. If any of our consolidated affiliated entities are found to have failed to meet the service capability requirements at the time of applying for or during the validity of such permit, such entities may be subject to a fine ranging from RMB 10,000 to RMB30,000, their Courier Service Operation Permits may be revoked and they cannot re-apply to obtain the permit for a period of three years.

        After obtaining the Courier Service Operation Permit, an enterprise is further required to maintain its express delivery service operations during the validity of such permit. Where the permit-holder does not operate any express delivery services for a period of time over six months without due grounds after obtaining the Courier Service Operation Permit, or suspends its business for more than six months without authorization, the postal administrative departments may cancel the Courier Service Operation Permit of such holder.

        We are currently not aware of any such cancellation or notice of cancellation. If we become subject to such cancellation, our business, results of operations, financial condition and prospects could be adversely affected.

        However, we cannot assure you that the relevant governmental authorities would not require us to obtain the approvals or take any other actions retrospectively in the future. If the relevant governmental authorities require us to obtain the approvals, we cannot assure you that we will be able to do so in a timely manner or at all. Additionally, we may not be able to renew Road Transportation Operation Permit of the relevant subsidiaries due to the lack of such prior approval.

        New laws and regulations may be enforced from time to time to require additional licenses and permits other than those we currently have. For instance, Law of E-commerce promulgated by Standing Committee of the National People's Congress, which took effect on January 1, 2019, establishes additional standards in the express delivery industry. The Foreign Investment Law, which was promulgated on March 15, 2019 and came into force on January 1, 2020, replaced the trio of existing laws regulating foreign investment in China, together with their implementation rules and ancillary regulations. Further, the State Council also promulgated the Interim Regulations on Express Delivery on March 2, 2018. The interim regulations, which took effect on May 1, 2018 and were amended on March 2, 2019, stipulate additional requirements and filing procedures for courier service operators in operating new express delivery terminal outlets. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to our businesses. If the PRC government considers that we or our network partners were operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of our business, it has the authority, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material and adverse effect on our results of operations.

Any deficiencies in China's telecommunication and Internet infrastructure could impair the functioning of our technology system and the operation of our business.

        Our business depends on the performance and reliability of the telecommunication and internet infrastructure in China. The availability and reliability of our website, mobile applications, customer service hotline and technology systems depend on telecommunication carriers and other third-party providers for digital data transmission and storage capacity, including bandwidth and server storage, among other things. If we are unable to enter into and renew agreements with these providers on acceptable terms, or if any of our existing agreements with such providers are terminated as a result of our breach or otherwise, our ability to provide our services to our customers could be adversely affected. We have experienced service interruptions in the past due to service interruptions at the underlying external telecommunications service providers, such as Internet data centers and broadband carriers. Frequent service interruptions could frustrate customers and discourage them from using our services, which could cause us to lose customers and harm our operating results.

We may not be able to maintain our corporate culture, which has been a key to our success.

        Since our inception, our corporate culture has been defined by our mission, vision and values, and we believe that our culture has been critical to our success. In particular, our corporate culture has helped us serve our customers, attract, retain and motivate employees and network partners, and create value for our shareholders. We face a number of challenges that may affect our ability to maintain our corporate culture, including:

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  failure to identify and promote people to leadership positions in our organization who share our culture, values and mission;

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  the increasing number and geographic diversity of our network partners;

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  competitive pressure to move in directions that may divert us from our mission and values;

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  the continued challenges resulting from a constantly evolving business environment;

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  potential pressure from public markets to focus on short-term results instead of long-term value creation; and

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  the increasing need to develop expertise in new areas of business that affect us.

        If we are not able to maintain our corporate culture or if our culture fails to deliver the long-term results we expect to achieve, our business, financial condition, results of operations and prospects may be materially and adversely affected.

Our business and results of operations may be materially and adversely affected if we are unable to provide high quality services to network partners and our end customers.

        The success of our business largely depends on our ability to maintain and further enhance our service quality. We provide our network partners—our direct customers—with access to our line-haul transportation and sorting network. Together with our network partners, we provide complete door-to-door express delivery services to our end customers, which consist mainly of e-commerce merchants and other express delivery service users. If we or our network partners are unable to provide express delivery services in a timely, reliable, safe and secure manner, our reputation and customer loyalty could be negatively affected. If our customer service personnel fail to satisfy individual customer needs and respond effectively to customer complaints, we may lose potential or existing end customers and experience a decrease in customer orders, which could have a material adverse effect on our business, financial condition and results of operations.

We face risks associated with the financial services we provide to network partners.

        We provide financial services to qualified network partners. A qualified network partner shall meet certain criteria set by us, such as having a legal and stable income or source of income and engaging in operation activities that are legal and meet the national industrial policies and requirements. Under PRC laws, an enterprise must obtain business licenses with corresponding business scope and/or approvals or filings from relevant governmental authorities related to operating and providing financial services. In connection with the financial services we provide to qualified network partners, we have obtained requisite business licenses and/or approvals under relevant PRC laws and regulations through Zhengzhou Airport Economic Comprehensive Experimental Zone ZTO Microcredit Loans Co., Ltd., Shanghai Wanhong Financial Leasing Co., Ltd., Tianjin Wanhong Financial Leasing Co., Ltd. and Tianjin Wanhong Commercial Factoring Co., Ltd. respectively. We entered into agreements with such qualified network partners and have committed and will continue to commit our own capital, which has had, and may continue to have, a negative impact on our cash flow. However, we cannot assure you that our consolidated affiliated entities have timely made all required filings with the relevant governmental authorities including to update or renew their business licenses, approvals or filings, and the failure may subject us to a correction order or fines.

        The risk of payment defaults and other credit risks are inherent to our financial services business. We cannot assure you that our monitoring of credit risk issues is or will be sufficient to result in lower delinquencies. Furthermore, our ability to manage the quality of these loans and the associated credit risks will also impact the results of operations of our financial services business. A deterioration in the overall quality of our loan portfolio and the increasing exposure to credit risks may occur due to a variety of reasons, including factors beyond our control, such as a slowdown in the growth of the global or Chinese economy or a liquidity or credit crisis in the global or Chinese finance sector, which may materially and adversely affect our businesses, operations or liquidity of our network partners, or their ability to repay or roll over their debt. Any significant deterioration in the asset quality of our financial services business and significant increase in associated credit risks may materially and adversely affect our business, financial condition and results of operations.

Customer demand is difficult to forecast accurately, and we may fail to make accurate planning and spending decisions to match actual customer demand.

        We make planning and spending decisions, including capacity expansion, procurement commitments, personnel hiring and other resource requirements based on our estimates of customer demand. The parcel volume we generate from end customers can vary significantly and unexpectedly, reducing our ability to accurately estimate future customer demand. In particular, we may potentially experience capacity and resource shortages in fulfilling customer orders following special promotional events such as promotional campaigns on June 18, November 11 and December 12 each year or during other peak seasons throughout the year. Failure to meet customer demand in a timely fashion or at all may adversely affect our financial condition and results of operations.

Our business depends on the continuing efforts of our management. If we lose their services, our business may be severely disrupted.

        Our business operations depend on the continuing efforts of our management team, particularly members of our senior management. If one or several members of our management team were unable or unwilling to continue their employment with us, we may not be able to replace them in a timely manner, or at all. We may incur additional expenses to recruit and retain qualified replacements. In addition, our management may join a competitor or form a competing company. We can provide no assurance that we will be able to successfully enforce our contractual rights included in employment agreements with our management team, in particular in China, where almost all of these individuals reside. As a result, our business may be negatively affected due to the loss of one or more members of our management, and our financial condition and results of operations may be materially and adversely affected.

If we are unable to attract, train and retain qualified personnel, our business may be materially and adversely affected.

        We intend to hire and retain additional qualified employees to support our business operations and planned expansion. Our future success depends to a significant extent on our ability to attract, train and retain qualified personnel, particularly management and operational personnel with expertise in the express delivery industry, the e-commerce industry or other areas we may choose to expand into. Our experienced mid-level managers are instrumental in executing our business plans, implementing our business strategies and supporting our business operations and growth, and we cannot assure you that we will be able to attract or retain these qualified personnel.

We have made, and may need to continue to make, substantial capital expenditures, and we will face risks that are inherent to such investments.

        In order to implement our strategies and expansion plan, we made significant capital expenditures on the acquisition of land use rights, construction of facilities and upgrading of delivery infrastructure in connection with the growth of our business. We paid an aggregate of approximately RMB2.8 billion, RMB4.0 billion, RMB5.2 billion and RMB4.0 billion in 2017, 2018, 2019 and the six months ended June 30, 2020, respectively, for the purchases of property and equipment and purchases of land use rights.

        To facilitate our future expansion, including the entry into new sectors such as less-than-truckload business, we may need to continue to make substantial capital expenditures.

        Significant capital expenditures are associated with certain inherent risks. We may not have the resources to fund such investment. Even if we have sufficient funding, assets that best suit our needs may not be available at reasonable prices or at all. For example, land resources may be scarce in an area that best fits our network expansion plan due to local zoning plans or other regulatory controls. In addition, we are likely to incur capital expenditures earlier than all of the anticipated benefits, and the return on these investments may be lower, or may be realized more slowly, than we expected. In addition, the carrying value of the related assets may be subject to impairment, which may adversely affect our financial condition and operating results.

Our results of operations are subject to seasonal fluctuations.

        We experience seasonality in our business, mainly correlating to the seasonality patterns associated with e-commerce in China. For example, our customers generally record fewer purchase orders during national holidays in China, particularly during the Chinese New Year holiday season in the first quarter of each year. Furthermore, when e-commerce platforms hold special promotional campaigns, for example, on November 11 and December 12 of each year, we typically observe peaks of parcel volume immediately following these campaigns. Our financial condition and results of operations for future periods may continue to fluctuate. As a result, our results of operations and the trading price of our Class A ordinary shares and/or ADSs may fluctuate from time to time due to seasonality.

Fluctuations in the price or availability of fuel and uncertainty in third-party transportation capacity may adversely affect our line-haul transportation costs and operational results.

        Fuel costs and transportation expenses incurred in relation to the use of third-party transportation services represent 33%, 31%, 26% and 10% of our line-haul transportation costs in 2017, 2018 and 2019 and six months ended June 30, 2020, respectively. The availability and price of fuel and third-party transportation capacity are subject to political, economic, and market factors that are outside of our control. In 2019 and the first half of 2020, we continued to increase the use of self-owned and operated, cost-efficient high capacity trucks to replace third-party outsourced trucks, to further enhance transportation efficiency. In the event of a significant increase in fuel prices and third-party transportation service charges, our transportation expenses may rise, and our gross profit may decrease if we are unable to adopt effective cost control-measures or pass on incremental costs to our customers. As a result, our operating margin and the market price of our Class A ordinary shares and/or ADSs may be adversely affected.

We may not be able to obtain additional capital when desired, on favorable terms or at all.

        We need to make continued investments in equipment, land, facilities and technological systems to remain competitive. Due to the unpredictable nature of the capital markets and our industry, we cannot assure you that we will be able to raise additional capital on terms favorable to us, or at all, if and when required, especially if we experience disappointing operating results. If adequate capital is not available to us as required, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our infrastructure or respond to competitive pressures could be significantly limited. If we cannot raise required capital when needed, we may be unable to meet the demands of existing and prospective customers, which would adversely affect our business, financial condition and results of operations. If we do raise additional funds through the issuance of equity or convertible debt securities, the ownership interests of our shareholders could be significantly diluted. These newly issued securities may have rights, preferences or privileges senior to those of existing shareholders.

Our income from equity investments is generally case based and non-recurring in nature, which could affect our financial results.

        We had recorded gain on disposal of equity investees and subsidiary of RMB562.6 million in 2018 in relation to the disposal of our investments our shares in Shenzhen Feng Chao Technology Ltd. for cash consideration of RMB697.9 million in May 2018. In 2019, we had unrealized gain from investment in equity investee of RMB754.5 million, which resulted from an observable price change in a follow-on offering by Cainiao in the fourth quarter of 2019. Gain on disposal of equity investees and unrealized gain from investment in equity investee are on a case by case basis and are generally non-recurring in nature. There is no guarantee that we will realize gains from our equity investments in the future, and there is no assurance that our investments will generate positive returns. Our financial results would be adversely affected if we fail to generate income from our equity investments or incur loss from such investments.

Our business and results of operations may be adversely affected if we are unable to integrate the businesses and assets we have acquired.

        We may not be able to successfully integrate the businesses and assets we have acquired or to timely and effectively train and integrate the employees of the acquired network partners into our operations. As a result, our business and results of operations may be adversely affected.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and our financial condition.

        COVID-19 continues to have a severe and prolonged negative impact on the Chinese and the global economy. Even before the outbreak of COVID-19, the global macroeconomic environment faced numerous challenges. The growth rate of the Chinese economy has decreased since 2010. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies which have been adopted by the central banks and financial authorities of some of the world's leading economies, including the United States and China, even before 2020. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns about the relationship between China and other countries, including the surrounding Asian countries, which may potentially have negative economic effects. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

We have limited insurance coverage which could expose us to significant costs and business disruption.

        We have limited insurance coverage. For example, we are not legally required to maintain insurance for parcel shipments. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain key-man life insurance. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policies on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

We rely on certain key operating metrics to evaluate the performance of our business, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

        We rely on certain key operating metrics, such as parcel volume and unit cost per parcel, to evaluate the performance of our business. Our operating metrics may differ from estimates published by third parties or from similarly titled metrics used by our competitors due to differences in methodology and assumptions. We calculate these operating metrics using internal company data that has not been independently verified. For example, our parcel volume data is derived based on the number of parcels collected by our network partners using our waybills. If we discover material inaccuracies in the operating metrics we use, or if they are perceived to be inaccurate, our reputation may be harmed, and our evaluation methods and results may be impaired, which could negatively affect our business. If investors make investment decisions based on operating metrics we disclose that are inaccurate, we may also face potential lawsuits or disputes.

Failure to protect confidential information of our end customers or consumers could damage our reputation and substantially harm our business and results of operations.

        We have access to a large amount of confidential information in our day-to-day operations. Each waybill contains the names, addresses, phone numbers and other contact information of the sender and recipient of a parcel. The content of the parcel may also constitute or reveal confidential information. The proper use and protection of confidential information is essential to maintaining customer trust in us and our services.

        Our technology systems also process and store a significant amount of confidential information and data for the proper functioning of our network. Security breaches and hacker attacks on our system might result in a compromise to the technology that we use to protect confidential information. We may not be able to prevent third parties, especially hackers or other individuals or entities engaging in similar activities, from illegally obtaining confidential information in our possession. Such individuals or entities may engage in various other illegal activities using such information. Further, as parcels move through our network from pickup to delivery, a large number of personnel handle the flow of parcels and have access to significant amounts of confidential information. Some of these personnel may misappropriate the confidential information despite the security policies and measures we have implemented. In addition, most of the delivery and pickup personnel are not our employees, which makes it more difficult for us to implement sufficient and effective control over them.

        Practices regarding the collection, use, storage, transmission and security of personal information have recently come under increased public scrutiny. In the future, the PRC government may adopt new laws and regulations regulating the solicitation, collection, processing or use of personal or consumer information. Compliance with such new laws and regulations could affect how we collect, store and process the information and require significant capital and other resources.

        Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations could cause our customers to lose trust in us and our services. Any perception that the privacy of information is unsafe or vulnerable when using our services, could damage our reputation and substantially harm our business.

We may fail to successfully enter necessary or desirable strategic alliances or make acquisitions or investments, and we may not be able to achieve the anticipated benefits from these alliances, acquisitions or investments we make.

        We may selectively pursue strategic alliances and potential strategic acquisitions that are complementary to our business and operations, including opportunities that can help us further expand our service offering and improve our technology systems.

        Strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance or default by counterparties, and increased expenses in establishing these new alliances, any of which may materially and adversely affect our business. We may have limited ability to control or monitor the actions of our strategic partners. To the extent a strategic partner suffers any negative publicity as a result of its business operations, our reputation may be negatively affected by virtue of our association with such party.

        To consolidate and optimize our delivery capacity in key geographic areas in China, we conducted certain asset and equity acquisitions from 2014 to 2016. In 2017, we acquired the core business of China Oriental Express Co., Ltd. and its subsidiaries. In June 2018, we made a strategic investment of approximately US$168 million to acquire approximately 15% of equity stake in Cainiao Post, Cainiao's network of last-mile delivery stations. We have recorded goodwill as a result of certain acquisitions. If these companies do not subsequently generate the anticipated financial performance or if any goodwill impairment test triggering event occurs, we may need to revalue or write down the value of goodwill and other intangible assets in connection with such acquisitions, which would harm our results of operations. No impairment charge for the goodwill was recognized for the years ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2020. Furthermore, we continually review our equity method investments in equity investees to determine whether a decline in fair value below the carrying value is "other-than-temporary" and impairment loss needs to be recognized. The primary factors that we consider include the duration and severity of the decline in fair value, the financial condition, operating performance and the prospects of the equity investee and other company specific information such as recent rounds of financing. We recognized impairment losses of RMB30.0 million, nil, RMB56.0 million, nil and nil related to equity investments for the years ended December 31, 2017, 2018 and 2019 and six months ended June 30, 2019 and 2020, respectively. If the condition or performance of the equity investees has changed in the future, we may have to record additional impairment charges in future accounting periods. If we need to recognize significant impairment losses on equity investments, our results of operations will be materially and adversely affected.

        In addition, we may consider strategically acquiring other companies, businesses, assets or technologies that are complementary to our business and operations as part of our growth strategy. The strategic acquisition and subsequent integration of new businesses is likely to require significant managerial and financial resources and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our growth and business operations. Acquired businesses or assets may not generate the financial results we expect and may be loss making over time. The cost and duration of integrating newly acquired businesses could also materially exceed our expectations. Any such negative developments could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to the risks associated with international expansion initiatives.

        Our current operations are almost exclusively in China, but we also offer express delivery services in certain key overseas markets. We intend to continue to explore and enter into other international expansion initiatives in the future. These initiatives are likely to involve countries where we have limited operational experience and subject us to various risks, including changes in local economic and political conditions, changes in international laws and regulations, changes in tariffs, trade restrictions, trade agreements and taxation, and difficulties in managing or overseeing operations outside China. The occurrence or consequences of any of these risks may restrict our ability to operate in the affected country and/or decrease our profitability of our operations in that country. We will also be exposed to increased risk of loss from foreign currency fluctuations and exchange controls, as well as longer accounts receivable payment cycles. We may also fail to alter or adjust our business practices in time to avoid or reduce adverse effects from any of the foregoing risks.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

        We regard our trademarks, domain names, trade secrets, proprietary technologies and other intellectual property as critical to our business. We rely on a combination of intellectual property laws and contractual arrangements to protect our proprietary rights. It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to a lack of clear guidance on statutory interpretation. Confidentiality agreements and license agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We cannot provide any assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Our business and reputation may be harmed by unethical or anticompetitive business conduct within or in connection with our network.

        There has been and may continue to be unethical or anticompetitive conduct, misconduct or unlawful behavior by our employees within, or in connection with, our network, such as with respect to the procurement of resources and the pricing of delivery service charges. The existing protocols and disciplinary measures governing the business conduct of our employees and our customers may not be sufficient to prevent them or their personnel from acting unethically or anticompetitively. Such conduct may include the mishandling of funds or accepting unlawful kick-backs during our raw material or equipment procurement. We are also aware of certain e-commerce merchants placing fabricated orders, such as parcels with valueless content, to themselves or to their designated parties with the intent to generate inflated sales records and consumer reviews and create perceived popularity among online consumers. These fabricated orders do not directly impact our revenues as our network partners are generally able to collect service charges from these merchants. It is extremely difficult for us and our network partners to distinguish these orders from genuine orders through the ordinary parcel screening procedures. We may be subject to heightened compliance costs or loss of business due to reduced e-commerce business volume if the PRC government cracks down on these unethical practices. We also have little control over third parties involved in unethical or anticompetitive business conduct targeted at or in connection with our network, such as non-compliance with laws, third-party sabotage or allegations intended to harm us or our network partners. We may incur substantial monetary losses and our reputation may suffer as a result to such conduct. We may also incur significant liabilities and penalties arising from such unethical conduct and may be required to allocate significant resources and incur material expenses to prevent such unethical or anticompetitive conduct in the future.

We have been named as a defendant in putative shareholder class action lawsuits that could have a material adverse impact on our business, financial condition, results of operation, cash flows and reputation.

        We will have to defend against the putative shareholder class action lawsuits, including any appeals of such lawsuits should our initial defense be unsuccessful. We are currently unable to estimate the possible loss or possible range of loss, if any, associated with the resolution of these lawsuits. In the event that our initial defense of these lawsuits is unsuccessful, there can be no assurance that we will prevail in any appeal. Any adverse outcome of these cases, including any plaintiff's appeal of a judgment in these lawsuits, could have a material adverse effect on our business, financial condition, results of operation, cash flows and reputation. In addition, there can be no assurance that our insurance carriers will cover all or part of the defense costs, or any liabilities that may arise from these matters. The litigation process may utilize a significant portion of our cash resources and divert management's attention from the day-to-day operations of our company, all of which could harm our business. We also may be subject to claims for indemnification related to these matters, and we cannot predict the impact that indemnification claims may have on our business or financial results.

The title defects with respect to or encumbrances on certain land and buildings or failure to obtain requisite approvals, licenses or permits in carrying out our property construction may cause interruptions to our business operations.

        As of September 9, 2020, we have not obtained land use rights certificates and property ownership certificates with respect to four parcels of land currently used by us and 89 buildings currently used by us, including 59 buildings used as sorting facilities and 30 buildings used for general and administrative purposes. We are in the process of applying for the registration of the land use right and property ownership certificates pursuant to the applicable contracts for assignment of state-owned construction land use right, but we are unable to estimate the time required to complete such registration and obtain such certificates. We have also used some new buildings before we finish filing of as-built inspection on such buildings. Furthermore, although it is customary for express delivery services providers to construct buildings on industrial land as their offices, delivery and sorting hubs or outlets, depending on the attitude and supervision of relevant government authority, we could be asked to use the building in line with the approved usage specified on certain licenses of such buildings.

        In connection with the construction of structures on our property, we are required to obtain requisite licenses, permits, certificates and approvals, including but not limited to, land use rights certificates/real estate certificates, construction land planning permits, construction works planning permits, construction work commencement permits and completion certificates from relevant government authorities in China. If we fail to obtain or renew such certificates, permits, registrations, filings, approvals and licenses in a timely manner, we may be subject to penalties and sanctions, including fines, rectification orders, construction suspension orders and demolition orders, all of which may adversely affect our construction efforts. We have not been in full compliance with certain construction requirements under PRC laws and regulations. For example, we have commenced certain construction projects prior to obtaining requisite permits and putting completed buildings into use before passing the requisite inspection and acceptance tests. Our non-compliance with these requirements has resulted in penalties imposed by the relevant government authorities, including a fine of approximately RMB3.2 million imposed on one of our subsidiaries, Jieyang Zhongrui Logistics Co., Ltd.

        Any of the foregoing risks could result in significant disruption to our operations and result in additional costs, which could adversely affect our business, financial condition and results of operations.

Our use of certain leased properties could be challenged by third parties or governmental authorities, which may cause interruptions to our business operations.

        As of September 9, 2020, for approximately 37.4% of the areas of our leased sorting hubs and offices, we have not been provided by the lessors with the applicable certificates, approvals or any other documentation proving their right to lease those properties to us. If our lessors are not the owners of the properties and they have not obtained consents from the owners or their lessors or permits from the relevant governmental authorities, our leases could be invalidated. If this occurs, we may have to renegotiate the leases with the owners or other parties who have the right to lease the properties, and the terms of the new leases may be less favorable to us. To our knowledge, some of the lessors of the leased delivery and pickup outlets have not provided our network partners with their property title certificates, approvals or other documentation proving their right to lease those properties. If our network partners were to find replacement premises for their outlets due to any lease deficiencies, the daily operations of such outlets may be negatively affected. In addition, a substantial portion of our leasehold interests in leased properties have not been registered with the relevant PRC governmental authorities as required by relevant PRC laws. The failure to register leasehold interests may expose us to potential fines.

        Furthermore, some of our leased properties do not have title certificates or approvals and, the owner or lessor of such property may not have the right to lease such property to us. For example, certain properties we lease in Beijing for our sorting hub and office do not have a title certificate due to lack of appropriate approval during its construction, and the owner of such property had received notice from government authorities indicating that the construction was illegal. Although relevant authorities have not mandated the owner to dismantle the property, our use of the leased property may be affected in the future. In the event that our use of properties is successfully challenged, we may be subject to fines and forced to relocate. In addition, we may become involved in disputes with the property owners or third parties who otherwise have rights to or interests in our leased properties. We are currently using our best efforts to find an alternative location in Beijing, including purchasing a new piece of land, to mitigate the risk arising from such title deficiency. However, we can provide no assurance that we will be able to find suitable replacement sites on terms acceptable to us on a timely basis, or at all, or that we will not be subject to material liability resulting from third parties' challenges on our use of such properties. As a result, our business, financial condition and results of operations may be materially and adversely affected.

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

        We lease properties to operate some of our offices and sorting hubs and some of our network partners lease properties to operate their pickup and delivery outlets. We and our network partners may not be able to successfully extend or renew such leases upon expiration, on commercially reasonable terms or at all, and may be forced to relocate the affected operations. Such relocation may disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition and results of operations. We may not be able to locate desirable alternative sites for our facilities as our business continues to grow and failure in relocating our operations when required could adversely affect our business and operations. In addition, we compete with other businesses for premises at certain locations or of desirable sizes. Even if we or our network partners are able to extend or renew the respective leases, rental payments may significantly increase as a result of the high demand for the leased properties.

Our failure to comply with regulations on commercial franchising may result in penalties to us

        Pursuant to the Administrative Regulations on Commercial Franchising Operations promulgated by the State Council in 2007 and Administrative Measures on the Record Filing of Commercial Franchises issued by Ministry of Commerce in 2011, collectively the Regulations and Provisions on Commercial Franchising, commercial franchising refers to the business activities where an enterprise that possesses the registered trademarks, enterprise logos, patents, proprietary technology or any other business resources allows such business resources to be used by another business operator through contract and the franchisee follows the uniform business model to conduct business operation and pay franchising fees according to the contract. We and our network partners are therefore subject to regulations on commercial franchising. Under the relevant regulations, we may be required to file our cooperation arrangements with network partners with the Ministry of Commerce or its local counterparts. As of September 9, 2020, we have not received any order from any governmental authorities to make such filing.

        If relevant authorities determine that we have failed to report franchising activities in accordance with the regulations, we may be subject to report within a specified time limit and fines ranging from RMB10,000 to RMB50,000 and if we fail to comply within the rectification period determined by the competent governmental authority, we may be subject to an additional fine ranging from RMB50,000 to RMB 100,000 and the relevant authority may issue a public reprimand.

We are uncertain about the recoverability of our input value added tax, which may affect our financial positions in the future.

        As of December 31, 2017, 2018 and 2019 and June 30, 2020, our input value added tax, or VAT, amounted to RMB489.7 million, RMB927.6 million, RMB1,386.0 million and RMB1,627.6 million, respectively. Input VAT can be deducted from output VAT payable. The VAT recoverable is mainly the net difference between output and input VAT. We did not encounter any disputes with the relevant taxation authorities on the amounts of VAT recoverable during the years ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2020. However, we cannot guarantee the recoverability of input VAT in the future because the rules, regulations and policies governing VAT may change in the future, which may have an impact on VAT recoverable. If we fail to recover our input VAT, our financial positions would be adversely affected.

Economic sanctions and anti-corruption laws imposed by the United States and other jurisdictions may expose us to potential compliance risks.

        Sanctions laws prohibit us from doing business in or with certain countries or governments, and with certain persons or entities that have been sanctioned by the United States or other governments and international or regional organizations, such as the United Nations Security Council. Although our primary market is China, we intend to expand our international business in the future, which may increase our exposure to international sanctions. For example, we have limited control over the activities of our international business partners and investees, which may provide delivery services into jurisdictions that are subject to sanctions. Any U.S. affiliate and any U.S. person employees will be subject to compliance with all U.S. economic sanctions requirements. We have implemented internal controls to monitor our compliance with applicable economic sanctions, but there can be no assurance that we are able to prevent or detect inadvertent business dealings with sanctioned parties or the delivery of parcels to higher-risk or prohibited end-uses. We also cannot predict with certainty the interpretation or implementation of any sanction laws or policies. While we do not believe that we are in violation of any applicable sanctions or that any of our activities are currently sanctionable under applicable laws, some of our activities or the activities of our affiliates could be exposed to penalties under these laws. Any alleged sanctions violations may adversely affect our reputation, business, results of operations and financial condition. In addition, we are subject to relevant anti-corruption laws in the PRC and the Foreign Corrupt Practices Act, as well as other anti-corruption laws globally. Our activities in China create the risk of unauthorized payments or offers of payments by employees, consultants, agents or other business partners of our company and its affiliates. We may also be held liable under successor liability for violations committed by companies in which we invest or that we acquire.

We face risks related to severe weather conditions and other natural disasters, health epidemics and other outbreaks, such as the outbreak of COVID-19, which could significantly disrupt our operations and adversely affect our business, financial condition or results of operations.

        Our business could be adversely affected by severe weather conditions and natural disasters, such as snowstorms, earthquakes, fire, typhoons or floods, or the outbreak of avian influenza, severe acute respiratory syndrome, influenza A (H1N1), H7N9 or another epidemic. Any of these occurrences could cause severe disruptions to our daily operations and may warrant a temporary closure of our facilities. Such closures may disrupt our business operations and adversely affect our results of operations. Our operation could also be disrupted if our suppliers, customers or business partners were affected by such natural disasters or health epidemics. The outbreak of the COVID-19 epidemic in China and internationally has resulted in significant disruptions and distortions in the global economy. The Chinese government has taken certain emergency measures to combat the spread of the virus, including extension of the Lunar New Year holidays, implementation of travel bans, blockade of certain roads and closure of factories and businesses, and may continue to take further measures to keep this epidemic outbreak in check. We have temporarily closed our branch offices, sorting hubs and service outlets from late January to mid-to late February 2020 due to the COVID- 19 outbreak, which resulted in a decline of parcel volume in January and February 2020, as compared with the same period in 2019. We have also experienced a temporary labor shortage in January and February 2020 which has caused delays in our delivery services. We have taken measures to reduce the impact of the COVID- 19 outbreak, including strictly implementing self-quarantine and disinfection measures at our headquarters, sorting hubs and service outlets in accordance with government issued protocols. While most of the restrictions on movement within China have been relaxed as of September 9, 2020, there is great uncertainty as to the future development of the outbreak. Currently, there is no vaccine or specific anti-viral treatment for COVID-19. Relaxation of restrictions on economic and social life may lead to new cases which may lead to the re-imposition of restrictions. Consequently, the COVID-19 pandemic may materially adversely affect our business, financial condition and results of operations for the entirety of year 2020 and beyond. The extent to which this pandemic impacts our results of operations will depend on future developments which are highly uncertain and unpredictable. In addition, our results of operations could be adversely affected to the extent that the outbreak harms the Chinese economy in general.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating certain of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

        Under current PRC laws and regulations, foreign enterprises or individuals may not invest in or operate domestic mail delivery services. According to the Special Administrative Measures (Negative List) for Foreign Investment Access jointly promulgated by MOFCOM and the NDRC, foreign investment is prohibited in the establishment of any postal enterprise and in the establishment of any domestic mail delivery services. Postal enterprises refer to the China Post Group and its wholly owned enterprises or controlled enterprises providing postal services, as well as other services including but not limited to mail delivery, postal remittances, savings and issuance of stamps and production and sale of philatelic products.

        We are a Cayman Islands company and our PRC subsidiaries are considered foreign-invested enterprises. Accordingly, none of our PRC subsidiaries is eligible to operate domestic mail delivery services in China. It is also practically and economically not possible to separate the delivery of mail from the delivery of non-mail items in our day-to-day services. To ensure strict compliance with the PRC laws and regulations, we conduct such business activities through ZTO Express Co., Ltd., or ZTO Express, our consolidated affiliated entity, and its subsidiaries. Shanghai Zhongtongji Network Technology Co. Ltd., or Shanghai Zhongtongji Network, our wholly owned subsidiary in China, has entered into a series of contractual arrangements with ZTO Express and its 43 shareholders, which allows us to (i) exercise effective control over ZTO Express, (ii) receive substantially all of the economic benefits of ZTO Express, and (iii) have an exclusive option to purchase all or part of the equity interests and assets in ZTO Express when and to the extent permitted by PRC law. Because of these contractual arrangements, we have control over and are the primary beneficiary of ZTO Express and hence consolidate its financial results as our variable interest entity under U.S. GAAP.

        If the PRC government finds that our contractual arrangements do not comply with its restrictions on foreign investment in domestic express delivery services of mail, or if the PRC government otherwise finds that we, ZTO Express, or any of its subsidiaries are in violation of PRC laws or regulations or lack the necessary permits or licenses to operate our business, the relevant PRC regulatory authorities, would have broad discretion in dealing with such violations or failures, including, without limitation:

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  revoking the business licenses and/or operating licenses of such entities;

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  discontinuing or placing restrictions or onerous conditions on our operation through any transactions between our PRC subsidiaries and con

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  imposing fines, confiscating the income from our PRC subsidiaries or consolidated affiliated entities, or imposing other requirements with which such entities may not be able to comply;

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  requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our variable interest entity and deregistering the equity pledges of our variable interest entity, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our variable interest entity; or

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  restricting or prohibiting our use of the proceeds of any of our financing outside China to fund our business and operations in China.

        Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn could materially and adversely affect our business, financial condition and results of operations. If any of these occurrences results in our inability to direct the activities of our variable interest entity that most significantly impact its economic performance, and/or our failure to receive the economic benefits from our variable interest entity, we may not be able to consolidate the entity in our consolidated financial statements in accordance with U.S. GAAP.

We rely on contractual arrangements with our variable interest entity and its shareholders for a substantial portion of our business operations, which may not be as effective as direct ownership in providing operational control.

        We have relied and expect to continue to rely on contractual arrangements with ZTO Express and its shareholders to operate domestic express delivery services, including delivery of mail. These contractual arrangements may not be as effective as direct ownership in providing us with control over our variable interest entity. For example, our variable interest entity and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct its operations in an acceptable manner or taking other actions that are detrimental to our interests.

        If we had direct ownership of ZTO Express, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of ZTO Express, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on our variable interest entity and its shareholders to perform of their obligations under the contracts to exercise control over our variable interest entity. The shareholders of our consolidated variable interest entity may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portion of our business through the contractual arrangements with our variable interest entity. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore may be subject to the uncertainties in the PRC legal system. Therefore, our contractual arrangements with our variable interest entity may not be as effective in ensuring our control over the relevant portion of our business operations as compared to if we had direct ownership over our variable interest entity.

Any failure by our variable interest entity or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

        If our variable interest entity or its shareholders fail to perform their respective obligations under the contractual arrangements, we may incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC law. For example, if the shareholders of ZTO Express refuse to transfer their equity interest in ZTO Express to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. Due to the significant number of shareholders in ZTO Express, we may not be able to obtain consent and cooperation from all the shareholders in further actions with respect to ZTO Express, such as the transferring the shareholders' respective equity interests in ZTO Express to our designee. In addition, if any third parties claim any interest in such shareholders' equity interests in ZTO Express, our ability to exercise shareholders' rights or foreclose the share pledge according to the contractual arrangements may be impaired. For example, even though we have obtained spousal consents from spouses of our six key shareholders of ZTO Express, who collectively hold 73.8% of the equity interests in ZTO Express, we have not required spousal consents to be entered into by the rest of the shareholders of our variable interest entity. With respect to those shareholders, we cannot assure you that our WFOE will be able to exercise or enforce its rights in full under our contractual arrangements in the event of a dispute between the shareholder and his or her spouse. If these or other disputes between the shareholders of our variable interest entity and third parties were to impair our control over ZTO Express, our ability to consolidate the financial results of our variable interest entity would be affected, which would in turn result in a material adverse effect on our business, operations and financial condition. All the agreements under our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our variable interest entity, and our ability to conduct our business may be negatively affected.

The shareholders of our variable interest entity may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

        The shareholders of ZTO Express may have potential conflicts of interest with us. These shareholders may breach, or cause our variable interest entity to breach, or refuse to renew, the existing contractual arrangements we have with them and our variable interest entity, which would have a material and adverse effect on our ability to effectively control our variable interest entity and receive economic benefits from it. For example, the shareholders may be able to cause our agreements with ZTO Express to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Our current corporate structure and business operations may be affected by the Foreign Investment Law.

        On March 15, 2019, the National People's Congress promulgated the PRC Foreign Investment Law, or the FIL, which took effect on January 1, 2020 and replaced the existing laws regulating foreign investment in China, namely, the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the PRC Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. The FIL stipulates four forms of foreign investment, including (i) a foreign investor, individually or collectively with other investors, establishes a foreign-invested enterprise within China; (ii) a foreign investor acquires stock shares, equity, property shares, or other like rights and interests of an enterprise within China; (iii) a foreign investor, individually or collectively with other investors, invests in a new project within China; and (iv) a foreign investor invests through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Though it does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangement would not be interpreted as a type of indirect foreign investment activities under the definition in the future. In addition, the definition contains a catch-all provision that includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.

Contractual arrangements in relation to our variable interest entity may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC variable interest entity owe additional taxes, which could negatively affect our financial condition and the value of your investment.

        Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities determine that the VIE contractual arrangements were not entered into on an arm's length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust income of ZTO Express in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by ZTO Express for PRC tax purposes, which could in turn increase its tax liabilities without reducing our PRC subsidiaries' tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on ZTO Express for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our variable interest entity's tax liabilities increase or if it is required to pay late payment fees and other penalties.

We may lose the ability to use and benefit from assets held by our consolidated affiliated entities that are material to the operation of a certain portion of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

        As part of our contractual arrangements with ZTO Express, our consolidated affiliated entities hold certain assets that are material to the operation of a certain portion of our business, including sorting hub premises and sorting equipment. If ZTO Express goes bankrupt and all or part of their assets become subject to liens or the rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. Under the contractual arrangements, ZTO Express may not, in any manner, sell, transfer, mortgage or dispose of their assets or legal or beneficial interests in the business without our prior consent. If ZTO Express undergoes a voluntary or involuntary liquidation proceeding, the independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Doing Business in China

Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

        Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China's economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

        While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing since 2012. Furthermore, China's GDP growth turned negative in the first quarter of 2020. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to a reduction in demand for our services and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Uncertainties with respect to the PRC legal system could adversely affect us.

        The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

        In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

        Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. In recent years, regulatory and administrative measures over various areas such as environmental protection and fire safety have tightened and enhanced in China. While such development is beneficial to the operation of business in China over the long run, PRC-based companies may experience temporary business disruption and incur increased compliance costs in the short run.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

        We are a Cayman Islands holding company and we rely principally on dividends and other distributions on equity from our PRC subsidiaries for our cash requirements, including for services of any debt we may incur. Our subsidiaries' ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our variable interest entity is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from loaning to or making additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

        Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration, filing and/or reporting (as applicable) with relevant governmental authorities in China. According to the relevant PRC regulations on FIEs in China, capital contributions to our PRC subsidiaries shall go through registration, filing and/or reporting procedures (as applicable) at competent governmental authorities in China. In addition, (a) any foreign loan procured by our PRC subsidiaries is required to be registered with the State Administration of Foreign Exchange, or SAFE, or its local branches, and (b) each of our PRC subsidiaries may not procure loans which exceed (i) the difference between its registered capital and its total investment amount as approved by the Ministry of Finance of China, or MOFCOM, or its local branches, or (ii) the specified upper limited calculated by using a risk-weight approach. Any medium- or long-term loan to be provided by us to our variable interest entity must be approved by and/or registered with the National Development and Reform Commission of the PRC, or the NDRC, and/or the SAFE or its local branches (as applicable). We may not obtain such government approvals or complete such registration, filing and/or reporting (as applicable) on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to receive such approvals or complete such registration, filing and/or reporting (as applicable), our ability to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

        In 2008, the SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142. SAFE Circular 142 regulates the conversion by FIEs of foreign currency into Renminbi by restricting the usage of converted Renminbi. SAFE Circular 142 provides that any Renminbi capital converted from registered capitals in foreign currency of FIEs may only be used for purposes within the business scopes approved by PRC governmental authority and such Renminbi capital may not be used for equity investments within China unless otherwise permitted by the PRC law. In addition, the SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from registered capital in foreign currency of FIEs. The use of such Renminbi capital may not be changed without SAFE approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been utilized. As a result, we are required to apply, and have applied, Renminbi funds converted from the net proceeds we received from our initial public offering within the business scopes of our PRC subsidiaries. The Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, took effect as of June 1, 2015 and superseded SAFE Circular 142 on the same date. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capitals for expenditure beyond their business scopes. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account thereafter, or SAFE Circular 16. SAFE Circular 16 reiterates some of the rules set forth in SAFE Circular 19 and removed certain restrictions previously provided under several SAFE circulars, including removal of restriction on conversion by a foreign-invested enterprise of foreign currency registered capital into RMB and use of such RMB capital. However, SAFE Circular No. 16 continues to prohibit foreign-invested enterprises from, among other things, using RMB funds converted from their foreign exchange capitals for expenditure beyond their business scope, and providing loans to non-affiliated enterprises except as permitted in the business scope. On October 23, 2019, the SAFE issued the Notice of the State Administration of Foreign Exchange on Further Facilitating Cross-border Trade and Investment, which, among other things, expanded the use of foreign exchange capital to domestic equity investment area. SAFE Circular 19, SAFE Circular 16 and other relevant rules and regulations may significantly limit our ability to transfer to and use in China any foreign currency, which may adversely affect our business, financial condition and results of operations.

PRC regulation of loans in foreign currencies by offshore holding companies to PRC entities may limit our ability to fund the operations of our consolidated variable interest entity.

        Due to restrictions imposed on loans in foreign currencies extended to PRC domestic companies, we are unlikely to have our Cayman Islands holding company or other offshore entities to extend loans to our variable interest entity, a PRC domestic company. Meanwhile, we are not likely to finance the activities of our variable interest entity by means of capital contributions due to regulatory restrictions relating to foreign investment in PRC domestic enterprises engaged in domestic express delivery services of mail. In addition, due to the restrictions on a foreign-invested enterprise's use of Renminbi converted from foreign-currency registered capital under PRC regulations, including but not limited to SAFE Circular 19, as described under the foregoing risk factor, our PRC subsidiaries may be unable to use the Renminbi converted from their registered capital to provide loans to our variable interest entity. Additionally, our PRC subsidiaries are not prohibited under PRC laws and regulations from using their capital generated from their operating activities to provide entrusted loans through financial institutions to our variable interest entity. We will assess the working capital requirements of our variable interest entity on an ongoing basis and, if needed, may have our PRC subsidiaries to use their capital from operating activities to provide financial support to our variable interest entity.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

        The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People's Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of the Renminbi against the U.S. dollar and other currencies is affected by changes in China's political and economic conditions and by China's foreign exchange policies, among other things. We cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy will impact the exchange rate between the Renminbi and the U.S. dollar in the future.

        Any significant appreciation or depreciation of the Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our Class A ordinary shares and/or ADSs. For example, to the extent that we need to convert U.S. dollars we receive into Renminbi to fund our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, a significant depreciation of the Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the valuation of our Class A ordinary shares and/or ADSs.

        Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

        The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries and variable interest entity to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. For example, People's Bank of China announced that from November 28, 2016, buying, paying or making capital expenditure of more than US$5 million or its equivalent must be reported as large-amount transaction to SAFE. Once reported to SAFE, such large-amount transactions are subject to examination of authenticity and compliance by MOFCOM, NDRC, SAFE, People's Bank of China or other competent authorities. Although SAFE issued a statement stating that amounts from legitimate business transactions and capital reduction would not be affected, the PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

The approval of the China Securities Regulatory Commission may be required in connection with the offering made hereby, and, if required, we cannot predict whether we will be able to obtain such approval.

        The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies, including the China Securities Regulatory Commission, or the CSRC, purport to require an offshore special purpose vehicle that is directly or indirectly controlled by PRC companies or individuals for the purpose of the domestic companies actually owned by such PRC companies or individuals (through acquisitions of the equity held by such domestic companies' shareholders or the equity newly issued by such domestic companies by those means with equity as consideration specified in the M&A Rules) seeking a public listing on an overseas stock exchange to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. We publicly listed our ADSs on NYSE on October 27, 2016 and to September 9, 2020 have not received any notice or document requiring us to obtain such CSRC approval. Based on our understanding of current M&A Rules, the CSRC's approval is not required for the listing and trading of our Class A ordinary shares on the Main Board under Chapter 19C of the Hong Kong Listing Rules (Secondary Listings of Qualifying Issuers). However, the application of the M&A Rules remains unclear and there is no consensus among leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. Currently, there remains uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and our understanding is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

        If it is determined that CSRC approval is required for the offering made hereby, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for the offering made hereby. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from the offering made hereby into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt the offering made hereby before the settlement and delivery of the shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the shares, you would be doing so at the risk that the settlement and delivery may not occur.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

        Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security; (iii) such transaction will lead to a change in control of a domestic enterprise which holds famous trademarks or PRC time-honored brands; or (iv) certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008 with latest amendment in 2018, were triggered. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the NPC which became effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the MOFCOM before they can be completed. In addition, the Notice of the General Office of the State Council on the Establishment of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors which became effective in 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

        In July 2014, SAFE has promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents' Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

        Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with local branches of SAFE. In addition, any PRC resident who is a direct or indirect shareholder of an SPV, is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder of such SPY fails to make the required registration or to update the previously filed registration, the subsidiary of such SPY in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPY, and the SPY may also be prohibited from making additional capital contribution into its subsidiary in China. The Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investment and outbound overseas direct investment, including those required under the SAFE Circular 37, will be filed with qualified banks instead of the SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of the SAFE.

        All of our shareholders that we are aware of being subject to the SAFE regulations have completed all necessary initial registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. We cannot assure you, however, that all of these individuals may thereafter continue to make required filings or updates on a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of the identities of PRC residents holding a direct or indirect interest in our company. Any failure or inability by such individuals to comply with the SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiaries' ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

        Furthermore, as these foreign exchange regulations are still relatively new, and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant governmental authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans of overseas publicly listed companies may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

        Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly listed companies may submit applications to local branches of SAFE for the foreign exchange registration with respect to offshore special purpose companies. In the meantime, our directors, executive officers and other employees who are PRC citizens or who are non-PRC residents residing in the PRC for a continuous period of not less than one year, subject to limited exceptions, and who have been granted incentive share awards by us, may follow the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, promulgated by the SAFE in 2012, or the 2012 SAFE notices. Pursuant to the 2012 SAFE notices, PRC citizens and applicable non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options are subject to these regulations as our company became an overseas listed company upon the completion of our initial public offering. Failure to complete the SAFE registrations may subject them to fines of up to RMB300,000 for entities and up to RMB50,000 for individuals, and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries' ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

        The State Taxation Administration, or STA, has issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

It may be difficult for overseas securities regulators to conduct investigations or collect evidence within China.

        Shareholder claims or regulatory investigations that are common in the United States (including securities law class actions and fraud claims) generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of a mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator may directly conduct investigations or collect evidence and no entities or individuals may provide documents or materials in connection with securities activities without proper authorization as stipulated under Article 177. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability of an overseas securities regulator to directly conduct investigations or collect evidence within China may further increase difficulties faced by you in protecting your interests.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

        Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its "de facto management body" within the PRC is considered a "resident enterprise" and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the STA issued a circular, known as STA Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT's general position on how the "de facto management body" text should be applied in determining the tax resident status of all offshore enterprises. According to STA Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational senior management and senior management department's performance of their duties is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

        We believe that ZTO Express (Cayman) Inc. is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body." If the PRC tax authorities determine that ZTO Express (Cayman) Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is unclear whether non-PRC shareholders of ZTO Express (Cayman) Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that ZTO Express (Cayman) Inc. is treated as a PRC resident enterprise.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

        On February 3, 2015, the STA issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or STA Public Notice 7. According to STA Public Notice 7, where a non-resident enterprise indirectly transfers equities and other properties of a PRC resident enterprise to evade its obligation of paying enterprise income tax by implementing arrangements that are not for bona fide commercial purpose, such indirect transfer shall be re-identified and recognized as a direct transfer of equities and other properties of the PRC resident enterprise. STA Public Notice 7 provides clearer criteria than STA Circular 698 for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. STA Public Notice 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. PRC taxable assets include assets attributed to an establishment or place of business in China, real properties located in China, and equity investments in PRC resident enterprises, with respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either the transferor or the transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was clearly established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes. According to the Announcement of the State Taxation Administration on Matters Concerning Withholding of Income Tax of Non-resident Enterprises at Source, or STA Announcement 37, effective on December 1, 2017 and amended in June 2018, the withholding party shall, within seven days of the day on which the withholding obligation occurs, declare and remit the withholding tax to the competent tax authority at its locality. Where the withholding party fails to withhold and remit the income tax payable or is unable to perform its obligation in this regard, the non-resident enterprise that earns the income shall, declare and pay the tax that has not been withheld to the competent tax authority at the place where the income occurs, and complete the Withholding Statement of the People's Republic of China for Enterprise Income Tax.

        We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed if our company is the transferor in such transactions and may be subject to withholding obligations if our company is the transferee in such transactions, under STA Public Notice 7 and STA Announcement 37. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under STA Public Notice 7. As a result, we may be required to expend valuable resources to comply with STA Public Notice 7 and STA Announcement 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Discontinuation of any of the preferential tax treatments or imposition of any additional taxes could adversely affect our financial condition and results of operations.

        The PRC Enterprise Income Tax Law and its implementation rules permit certain "high and new technology enterprises strongly supported by the state," or HNTE, which hold independent ownership of core intellectual property to enjoy a preferential enterprise income tax rate of 15% subject to certain qualification criteria. Shanghai Zhongtongji Network, our wholly owned subsidiary, was recognized by relevant PRC government authorities as a HNTE, on November 23, 2017 and therefore became eligible for the preferential 15% enterprise income tax rate from January 1, 2017 to December 31, 2019 upon its filing with the relevant tax authority. The continued qualification of Shanghai Zhongtongji Network as an HNTE is subject to a three-year review by the relevant authorities in China. We cannot assure you that Shanghai Zhongtongji Network will continue to qualify as a HNTE when it is subject to review in the future. Should Shanghai Zhongtongji Network lose this qualification for any reason, it will no longer enjoy the 15% preferential tax rate, and its applicable enterprise income tax rate may increase to 25%. If Shanghai Zhongtongji Network does not maintain its status as a HNTE, our financial condition and results of operation could be materially and adversely affected.

We may be required to register our operating offices outside of our residence addresses as branch offices under PRC law.

        Under PRC law, a company setting up premises for business operations outside its residence address shall register and obtain business licenses for branch offices at the competent local administration for market regulation. We may expand our delivery network in the future to additional locations in China, and we may not be able to register branch offices which operate outside our company's residence address in a timely manner due to complex procedural requirements and relocation of branch offices from time to time. If the PRC regulatory authorities determine that we are in violation of the relevant laws and regulations, we may be subject to penalties, including fines, confiscation of income and suspension of operation. If we become subject to these penalties, our business, results of operations, financial condition and prospects could be adversely affected.

Our failure to fully comply with PRC labor-related laws may expose us to potential penalties.

        Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. We did not pay, or were not able to pay, certain past social security and housing fund contributions in strict compliance with the relevant PRC regulations for and on behalf of our employees due to differences in local regulations and inconsistent implementation or interpretation by local authorities in the PRC and varying levels of acceptance of the housing fund system by our employees. Although we have recorded accruals for estimated underpaid amounts in our financial statements, we may be subject to fines and penalties for our failure to make payments in accordance with the applicable PRC laws and regulations. We may be required to make up the contributions for these plans as well as to pay late fees and fines. We have not made any accruals for the interest on underpayments and penalties that may be imposed by the relevant PRC government authorities in the financial statements. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Registered public accounting firms in China, including the auditors of our consolidated financial statements in our annual reports on Form 20-F filed with the SEC, are not inspected by the Public Company Accounting Oversight Board, which deprives us and our investors of the benefits of such inspection. In addition, various legislative and regulatory developments related to U.S.-listed China-based companies due to lack of PCAOB inspection and other developments due to political tensions between the United States and China may have a material adverse impact on our listing and trading in the U.S. and the trading prices of our ADSs.

        Auditors of companies whose shares are registered with the SEC and traded publicly in the United States, including auditors of our consolidated financial statements in our annual reports on Form 20-F filed with the SEC, must be registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, and is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with applicable professional standards. Auditors of our consolidated financial statements in our annual reports on Form 20-F filed with the SEC are located in, and organized under the laws of, the PRC, which is a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in an issue that has vexed U.S. regulators in recent years. On April 21, 2020, the SEC and the PCAOB issued another joint statement reiterating the heightened risk that disclosures from many emerging markets will be insufficient, including those from China, compared to those made by U.S. domestic companies. In discussing the specific issues related to the greater risk, the statement again highlights the PCAOB 's inability to inspect audit work papers and practices of accounting firms in China, with respect to their audit work of U.S. reporting companies. On June 4, 2020, the U.S. President issued a memorandum ordering the President's Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S. On August 6, 2020, the PWG released the report. In particular, with respect to jurisdictions that do not grant the PCAOB sufficient access to fulfill its statutory mandate, or NCJs, the PWG recommended that enhanced listing standards be applied to companies from NCJs for seeking initial listing and remaining listed on U.S. stock exchanges. Under the enhanced listing standards, if the PCAOB does not have access to work papers of the principal audit firm located in a NCJ for the audit of a U.S.-listed company as a result of governmental restrictions, the U.S.-listed company may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines that it has sufficient access to the firm's audit work papers and practices to inspect the co-audit. The report recommended a transition period until January 1, 2022 before the new listing standards apply to companies already listed on U.S. stock exchanges. Under the PWG recommendations, if we fail to meet the enhanced listing standards before January 1, 2022, we could face de-listing from the NYSE, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, our ADS trading in the United States. There were recent media reports about the SEC's proposed rulemaking in this regard. It is uncertain whether the PWG recommendations will be adopted, in whole or in part, and the impact of any new rule on us cannot be estimated at this time.

        As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China's, the Holding Foreign Companies Accountable Act, or the Act, has been signed into law in December 2020. In essence, the Act requires the SEC to prohibit foreign companies from having its securities traded on U.S. securities exchanges or "over-the counter" if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. The enactment of Act and any additional rulemaking efforts to increase U.S. regulatory access to audit information in China could cause investor uncertainty for affected SEC registrants, including us, the market price of our ADSs could be materially adversely affected, and we could be delisted if we are unable to meet the PCAOB inspection requirement in time.

        In addition, political tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the central government of the PRC and the executive orders issued by U.S. President Donald J. Trump in August 2020 that prohibit certain transactions with certain Chinese companies and their applications. Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, prospects, financial condition and results of operations. Furthermore, there have been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have a material and adverse impact on the stock performance of China-based issuers listed in the United States, including us.

        Inspections of other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of auditors of our consolidated financial statements in our annual reports on Form 20-F filed with the SEC. As a result, we and investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of the audit procedures or quality control procedures of auditors of our consolidated financial statements in our annual reports on Form 20-F filed with the SEC as compared to auditors outside of China that are subject to PCAOB inspections, which could cause investors and potential investors of our Class A ordinary shares and/or ADSs to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Proceedings instituted by the SEC against five PRC-based accounting firms, including the auditors of our consolidated financial statements in our annual reports on Form 20-F filed with the SEC, could result in our financial statements being determined to not be in compliance with the requirements of the Exchange Act.

        Starting in 2011 the Chinese affiliates of the "big four" accounting firms, including auditors of our consolidated financial statements in our annual reports on Form 20-F filed with the SEC, were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S.-listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

        In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e)of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, including auditors of our consolidated financial statements in our annual reports on Form 20-F filed with the SEC. A first instance trial of the proceedings in July 2013 in the SEC's internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm's performance of certain audit work, commencement of a new proceeding against a firm, or in extreme cases the resumption of the current proceeding against all four firms.

        In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies and the market price of our Class A ordinary shares and/or ADSs may be adversely affected.

        If auditors of our consolidated financial statements in our annual reports on Form 20-F filed with the SEC was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our ADSs from the NYSE or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Risks Related to Our Ordinary Shares and ADSs

The trading price of our securities fluctuates and can be volatile, which could result in substantial losses to holders of our Class A ordinary shares and/or ADSs.

        The trading price of our securities fluctuates and can be volatile in response to a variety of factors, many of which are beyond our control. Fluctuation in the trading prices of our listed securities may occur due to broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in

Hong Kong and/or the United States. Furthermore, stock markets in general have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. Volatility or a lack of positive performance in the trading price of our listed securities may also adversely affect our ability to retain key employees, most of whom have been granted options or other equity incentives. In addition to market and industry factors, the price and trading volume for our listed securities may be highly volatile for factors specific to our own operations, including the following:

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  variations in our revenues, earnings and cash flow;

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  announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

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  announcements of new offerings, solutions and expansions by us or our competitors;

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  changes in financial estimates by securities analysts;

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  detrimental adverse publicity about us, our services or our industry;

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  additions or departures of key personnel;

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  release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

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  potential litigation or regulatory investigations.

        Any of these factors may result in large and sudden changes in the volume and price at which our listed securities will trade.

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

        We have a dual-class share structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to ten votes per share based on our dual-class share structure. Our ADSs represent underlying Class A ordinary shares. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder or upon a change of ultimate beneficial ownership of any Class B ordinary shares to any person who is not an affiliate of the holder of such Class B ordinary shares, such Class B ordinary shares shall be automatically and immediately converted into the equal number of Class A ordinary shares.

        As of September 9, 2020, Zto Lms Holding Limited, a British Virgin Islands company wholly beneficially owned by The LMS Family Trust, with Mr. Meisong Lai as the settlor and Mr. Meisong Lai and his family members as beneficiaries, holds 206,100,000 Class B ordinary shares. Due to the disparate voting powers associated with our dual-class share structure, Mr. Meisong Lai holds 78.4% of the aggregate voting power of our company as of September 9, 2020. As a result of the dual-class share structure and the concentration of ownership, Mr. Meisong Lai has considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. He may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our listed securities. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and/or ADSs may view as beneficial.

        As we are listed as a Grandfathered Greater China Issuer pursuant to Chapter 19C of the Hong Kong Listing Rules (Secondary Listings of Qualifying Issuers) with a weighted voting rights structure, certain shareholder protection measures and governance safeguards under Chapter 8A of the Hong Kong Listing Rules (Weighted Voting Rights) do not apply to us pursuant to Rule 19C.12 and our articles of association differ from Chapter 8A in a number of ways. As a result, our articles of association provide less shareholder protection and have fewer governance safeguards than if we were subject to Chapter 8A in its entirety.

Techniques employed by short sellers may drive down the market price of our securities.

        Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller's interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

        Public companies listed in the United States that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

        It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and stockholder's equity, and any investment in our securities could be greatly reduced or rendered worthless.

Certain existing shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

        As of September 9, 2020, our directors and officers collectively own an aggregate of 83.0% of the total voting power of our outstanding ordinary shares. As a result, they have substantial influence over our business, including significant corporate actions such as mergers, consolidations, sales of all or substantially all of our assets, election of directors and other significant corporate actions. They may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our Class A ordinary shares and ADSs. These actions may be taken even if they are opposed by our other shareholders, including our ADS holders. In addition, the significant concentration of share ownership may adversely affect the trading price of our Class A ordinary shares and/or ADSs due to investors' perception that conflicts of interest may exist or arise.

We have granted, and may continue to grant, share incentives, which may result in increased share-based compensation expenses.

        In 2016, we adopted the 2016 Share Incentive Plan for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours. We account for compensation costs for all share options using a fair value-based method and recognize expenses in our consolidated statements of comprehensive income in accordance with U.S. GAAP. In June 2016, we also established an employee shareholding platform to allow our employees in the PRC to receive share incentives. We account for shared-based compensation for these share incentive awards using a fair value-based method and recognize expenses in our consolidated statements of comprehensive income in accordance with U.S. GAAP. We will incur additional share-based compensation expenses in the future as we continue to grant share incentives using the ordinary shares reserved for this platform. We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A ordinary shares and/or ADSs, the market price for our Class A ordinary shares and/or ADSs and trading volume could decline.

        The trading market for our Class A ordinary shares and/or ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our Class A ordinary shares and/or ADSs, the market price for our Class A ordinary shares and/or ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price of or trading volume for our Class A ordinary shares and/or ADSs to decline.

The sale or availability for sale of substantial amounts of our listed securities could adversely affect their respective market price.

        Sales of substantial amounts of our Class A ordinary shares and/or ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of such securities and could materially impair our ability to raise capital through equity offerings in the future. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Class A ordinary shares and/or ADSs.

Negative publicity may harm our brand and reputation and have a material adverse effect on our business.

        Negative publicity about us, including our services, management, business model and practices, compliance with applicable rules, regulations and policies, or our network partners may materially and adversely harm our brand and reputation and have a material adverse effect on our business. We cannot assure you that we will be able to defuse any such negative publicity within a reasonable period of time, or at all. Additionally, allegations, directly or indirectly against us, may be posted on the internet by anyone on a named or anonymous basis, and can be quickly and widely disseminated. Information posted may be inaccurate, misleading and adverse to us, and it may harm our reputation, business or prospects. The harm may be immediate without affording us an opportunity for redress or correction. Our reputation may be negatively affected as a result of the public dissemination of negative and potentially inaccurate or misleading information about our business and operations, which in turn may materially adversely affect our relationships with our customers, employees or business partners, and adversely affect the price of our Class A ordinary shares and/or ADSs.

Because we do not expect to pay regular dividends in the foreseeable future, investors must mainly rely on price appreciation of our Class A ordinary shares and/or ADSs for return on their investments.

        We intend to retain most of our available funds and any future earnings to fund the development and growth of our business. On March 13, 2020, our board of directors approved a special dividend of US$0.30 per ADS for 2019, to be paid to shareholders of record as of the close of business on April 8, 2020. Investors should not rely on an investment in our Class A ordinary shares and/or ADSs as a source for any future dividend income.

        Our board of directors has discretion as to whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare dividends, but no dividend may exceed the amount recommended by our directors. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on investments in our Class A ordinary shares and/or ADSs will likely depend entirely upon any future price appreciation of such securities. There is no guarantee that our listed securities will appreciate in value or even maintain the price at which investors purchased the securities. Investors may not realize a return on investment in our Class A ordinary shares and/or ADSs and may even lose the entire investment.

Our articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares and ADSs.

        Our articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. For example, such provisions include a dual-class share structure that gives greater voting power to the Class B ordinary shares beneficially owned by our founder. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our Class A ordinary shares and/or ADSs may fall and the voting and other rights of the holders of our ordinary shares and/or ADSs may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through Hong Kong or U.S. courts may be limited, because we are incorporated under Cayman Islands law.

        We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our articles of association, the Companies Law (2020 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take actions against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States or in Hong Kong. In particular, the Cayman Islands has a less developed body of securities laws than the United States or Hong Kong. For example, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States or a Hong Kong court.

        Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

        Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States and Hong Kong. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers or companies incorporated in Hong Kong.

        Furthermore, our articles of association are specific to us and include certain provisions that may be different from common practices in Hong Kong, such as the absence of the requirement that the appointment, removal and remuneration of auditors must be approved by a majority of our shareholders.

        As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States or Hong Kong.

Certain judgments obtained against us by our shareholders may not be enforceable.

        We are a Cayman Islands exempted company. We conduct our operations in China and substantially all of our assets are located in China. In addition, many of our directors and senior management reside outside the United States or Hong Kong, and most of the assets of these persons are located outside the United States or Hong Kong. As a result, it may be difficult or impossible for shareholders to bring an action against us or against these individuals in the United States or Hong Kong in the event that shareholders believe that their rights have been infringed under the U.S. federal securities laws, Hong Kong securities laws or otherwise. Even if shareholders are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render them unable to enforce a judgment against our assets or the assets of our directors and officers.

Holders of our ADSs may have fewer rights than holders of our ordinary shares and must act through the depositary to exercise those rights.

        Holders of ADSs do not have the same rights as our shareholders and may only exercise the voting rights with respect to the underlying Class A ordinary shares represented by the ADSs in accordance with the provisions of the deposit agreement. Holders of ADSs may not call a shareholders' meeting, and do not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. Under the deposit agreement, ADS holders must vote by giving voting instructions to the depositary. If we ask for ADS holders' instructions, then upon receipt of such voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for ADS holders' instructions, the depositary may still vote in accordance with instructions given by ADS holders, but it is not required to do so. ADS holders will not be able to directly exercise their rights to vote with respect to the underlying Class A ordinary shares represented by the ADSs unless they withdraw the Class A ordinary shares and become the registered holders of such Class A ordinary shares prior to the record date for the general meeting.

        When a general meeting is convened, holders of ADSs may not receive sufficient notice of a shareholders' meeting to permit withdrawal of the underlying Class A ordinary shares represented by their ADSs to allow them to cast their votes with respect to any specific matter. If we ask for ADS holders' instructions, the depositary will notify ADS holders of the upcoming vote and will arrange to deliver our voting materials to the ADS holders. We have agreed to give the depositary at least 30 days' prior notice of our shareholder meetings. Nevertheless, the depositary and its agents may not be able to send voting instructions to holders of ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to holders of ADSs in a timely manner, but we cannot assure that holders of ADSs will receive the voting materials in time to ensure that they can instruct the depositary to vote their ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of ADSs may not be able to exercise their right to vote and may lack recourse if the underlying ordinary shares represented by their ADSs are not voted as they requested.

Holders of our ADSs may be subject to limitations on transfer of their ADSs.

        Our ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as an offering of rights, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

        Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

        We are required to file with the SEC an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information that we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, investors may not be afforded the same protections or information, which would be made available to investors, were they investing in a U.S. domestic issuer.

We incur increased costs as a result of being a public company, particularly after we have ceased to qualify as an "emerging growth company."

        As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NYSE, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costlier. As we are no longer an "emerging growth company," we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We will also incur additional costs as a result of the listing on the Hong Kong Stock Exchange. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

        We are named as a defendant in a putative shareholder class action lawsuit in the United States, and we may be involved in more class action lawsuits in the future. Such lawsuits could divert a significant amount of our management's attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the lawsuits. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ADSs or Class A ordinary shares.

        Depending upon the value of our assets, which may be determined based, in part, on our marketing capitalization, and the nature of our assets and income over time, we could be classified as a passive foreign investment company, or PFIC, for United States federal income tax purposes. A non-U.S. corporation will be considered a PFIC, for any taxable year if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income (the "income test"); or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the "asset test"). The average percentage of a corporation's assets that produce or are held for the production of passive income is generally determined on the basis of the fair market value of the corporation's assets at the end of each quarter. This determination is based on the adjusted tax basis of the corporation's assets.

        In addition, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock. Although the law in this regard is unclear, we treat our variable interest entities as being owned by us for United States federal income tax purposes because we control their management decisions and we are entitled to substantially all of the economic benefits, and, as a result, we consolidate their results of operations in our U.S. GAAP financial statements and treat them as being owned by us for United States federal income tax purposes. If it were determined, however, that we are not the owner of our variable interest entities for United States federal income tax purposes, we may be treated as a PFIC for our taxable year ended December 31, 2019 and in future taxable years.

        Based on the nature of our income and assets and the market price of our ADSs, we do not believe we were a PFIC for the taxable year ended December 31, 2019, and we do not anticipate becoming a PFIC on the current taxable year or in the foreseeable future. Because PFIC status is a fact-intensive determination, no assurance can be given that we will not be classified as a PFIC for that year. While we do not anticipate becoming a PFIC, changes in the nature of our income or assets, or fluctuations in the market price of our Class A ordinary shares and/or ADSs, may cause us to become a PFIC for future taxable years. In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our market capitalization, which may fluctuate over time. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce non-passive income or where we determine not to deploy significant amounts of cash for working capital or other purposes, our risk of becoming classified as a PFIC may substantially increase.

As a company listed under Chapter 19C, we adopt different practices as to certain matters as compared with many other companies listed on the Hong Kong Stock Exchange.

        As we are listed under Chapter 19C of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended or supplemented from time to time, or Hong Kong Listing Rules, we will not be subject to certain provisions of the Hong Kong Listing Rules pursuant to Rule 19C.11, including, among others, rules on notifiable transactions, connected transactions, share option schemes, content of financial statements as well as certain other continuing obligations. In addition, in connection with the listing on the Hong Kong Stock Exchange, we have applied for a number of waivers and/or exemptions from strict compliance with the Hong Kong Listing Rules, the Companies (Winding Up and Miscellaneous Provisions) Ordinance, the Codes on Takeovers and Mergers and Share Buybacks and the Securities and Futures Ordinance. As a result, we will adopt different practices as to those matters as compared with other companies listed on the Hong Kong Stock Exchange that do not enjoy those exemptions or waivers. Our memorandum and articles of association are specific to us and include certain provisions that may be different from the requirements under the Hong Kong Listing Rules and common practices in Hong Kong. Furthermore, if 55% or more of the total worldwide trading volume, by dollar value, of our Class A ordinary shares and ADSs over our most recent fiscal year takes place on the Hong Kong Stock Exchange, the Hong Kong Stock Exchange will regard us as having a dual primary listing in Hong Kong and we will no longer enjoy certain exemptions or waivers from strict compliance with the requirements under the Hong Kong Listing Rules, the Companies (Winding Up and Miscellaneous Provisions) Ordinance, the Codes on Takeovers and Mergers and Share Buybacks and the Securities and Futures Ordinance, which could result in us having to amend our corporate structure and memorandum and articles of association and we may incur of incremental compliance costs.

The different characteristics of the capital markets in Hong Kong and the U.S. may negatively affect the trading prices of our Class A ordinary shares and/or ADSs.

        We are subject to Hong Kong and NYSE listing and regulatory requirements concurrently. The Hong Kong Stock Exchange and NYSE have different trading hours, trading characteristics (including trading volume and liquidity), trading and listing rules, and investor bases (including different levels of retail and institutional participation). As a result of these differences, the trading prices of our Class A ordinary shares and our ADSs may not be the same, even allowing for currency differences. Fluctuations in the price of our ADSs due to circumstances peculiar to the U.S. capital markets could materially and adversely affect the price of our Class A ordinary shares, or vice versa. Certain events having significant negative impact specifically on the U.S. capital markets may result in a decline in the trading price of our Class A ordinary shares notwithstanding that such event may not impact the trading prices of securities listed in Hong Kong generally or to the same extent, or vice versa. Because of the different characteristics of the U.S. and Hong Kong capital markets, the historical market prices of our ADSs may not be indicative of the trading performance of our Class A ordinary shares.

Exchange between our Class A ordinary shares and our ADSs may adversely affect the liquidity and/or trading price of each other.

        Our ADSs are currently traded on the NYSE. Subject to compliance with U.S. securities law and the terms of the deposit agreement, holders of our Class A ordinary shares may deposit Class A ordinary shares with the depositary in exchange for the issuance of our ADSs. Any holder of ADSs may also withdraw the underlying Class A ordinary shares represented by the ADSs pursuant to the terms of the deposit agreement for trading on the Hong Kong Stock Exchange. In the event that a substantial number of Class A ordinary shares are deposited with the depositary in exchange for ADSs or vice versa, the liquidity and trading price of our Class A ordinary shares on the Hong Kong Stock Exchange and our ADSs on the NYSE may be adversely affected.

The time required for the exchange between Class A ordinary shares and ADSs might be longer than expected and investors might not be able to settle or effect any sale of their securities during this period, and the exchange of Class A ordinary shares into ADSs involves costs.

        There is no direct trading or settlement between the NYSE and the Hong Kong Stock Exchange on which our ADSs and our Class A ordinary shares are respectively traded. In addition, the time differences between Hong Kong and New York, unforeseen market circumstances or other factors may delay the deposit of Class A ordinary shares in exchange of ADSs or the withdrawal of Class A ordinary shares underlying the ADSs. Investors will be prevented from settling or effecting the sale of their securities during such periods of delay. In addition, there is no assurance that any exchange of Class A ordinary shares into ADSs (and vice versa) will be completed in accordance with the timelines that investors may anticipate.

        Furthermore, the depositary for the ADSs is entitled to charge holders fees for various services including for the issuance of ADSs upon deposit of Class A ordinary shares, cancelation of ADSs, distributions of cash dividends or other cash distributions, distributions of ADSs pursuant to share dividends or other free share distributions, distributions of securities other than ADSs and annual service fees. As a result, shareholders who exchange Class A ordinary shares into ADSs, and vice versa, may not achieve the level of economic return the shareholders may anticipate.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of securities by the selling shareholder.

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2020 on an actual basis.

        This table should be read in conjunction with, and is qualified in its entirety by reference to, (i) our audited consolidated financial statements and the notes thereto in our 2019 Form 20-F and (ii) our audited consolidated financial statements and the notes thereto as of and for the six months ended June 30, 2020, included in Exhibit 99.2 of our current report on Form 6-K furnished to the SEC on September 11, 2020, each of which is incorporated by reference into the accompanying prospectus.

	As of June 30, 2020
	RMB	US$
	(in thousands, except for share and per share data)
Shareholders' equity:
Ordinary shares (US$0.0001 par value; 10,000,000,000 shares authorized 803,551,115 shares issued and 783,894,733 shares outstanding as of June 30, 2020)	517	73
Additional paid-in capital	20,852,513	2,951,482
Treasury shares, at cost	(1,350,529)	(191,155)
Retained earnings	18,549,594	2,625,525
Accumulated other comprehensive income	829,087	117,350
ZTO Express (Cayman) Inc. shareholders' equity	38,881,182	5,503,275
Non-controlling interests	113,497	16,064
Total equity	38,994,679	5,519,339
Total capitalization	38,994,679	5,519,339

 OFFER STATISTICS AND EXPECTED TIMETABLE

        The selling shareholder identified in this prospectus supplement may sell from time to time up to an aggregate of 68,287,037 Class A ordinary shares, in the form of ADS or otherwise. We have agreed with the selling shareholder to keep the shelf registration statement current and cause it to remain effective to permit the prospectus supplement under the shelf registration statement to be usable by the registrable securities holder until the earlier of (1) such time all of the securities covered hereby have been disposed of pursuant to and in accordance with the shelf registration statement, or (2) the date on which all of the securities may be sold without restrictions pursuant to Rule 144 promulgated under the Securities Act.

 SELLING SHAREHOLDER

        This prospectus supplement relates to the proposed sale from time to time by the selling shareholder identified in the table herein of up to an aggregate of 68,287,037 Class A ordinary shares, in the form of ADS or otherwise, held by the selling shareholder pursuant to this prospectus supplement.

        We have no assurance that the selling shareholder will sell any of the securities registered for sale hereunder. The selling shareholder may sell such securities to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See "Plan of Distribution." The selling shareholder may also sell, transfer or otherwise dispose of some or all such securities in transactions exempt from the registration requirements of the Securities Act. Accordingly, we cannot estimate the number of Class A ordinary shares, in the form of ADS or otherwise, that the selling shareholder will sell under this prospectus supplement.

        The table below provides information about the ownership of the selling shareholder of our ordinary shares and the maximum number of Class A ordinary shares that may be offered from time to time by the selling shareholder hereunder. The selling shareholder may sell less than all of the shares listed in the table below.

        The information in the following table and the related notes is based on information filed with the SEC or supplied to us by the selling shareholder. We have not sought to verify such information. Information about the selling shareholder may change over time. Any changed or new information given to us by the selling shareholder will be set forth in supplements to this prospectus supplement, the accompanying prospectus or amendments to the registration statement, if and when necessary.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership and voting power percentage of that person, we have included shares and associated votes that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. The calculations are based on 622,769,972 Class A ordinary shares and 206,100,000 Class B ordinary shares outstanding as of the date of this prospectus supplement, excluding (i) Class A ordinary shares reserved for issuance under our 2016 Share Incentive Plan, (ii) 7,447,313 Class A ordinary shares issued and reserved for the purpose of our employee shareholding platform, the holder of which has waived all shareholder rights attached to those shares, and (iii) the repurchased 18,983,830 Class A ordinary shares in the form of ADSs.

	Ordinary Shares Beneficially Owned					Maximum Class A Ordinary Shares Offered(1)
	Class A ordinary shares	Class B ordinary shares	Total ordinary shares	% of total ordinary shares	% of aggregate voting power†	Number
Selling Shareholder:
Alibaba Group Holding Limited(2)	71,941,287	—	71,941,287	8.7	2.7	68,287,037

†
For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of our Class B ordinary shares is entitled to ten votes per share on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

(1)
The selling shareholder might not sell any or all of the Class A ordinary shares, in the form of ADS or otherwise, offered hereby and as a result, we cannot estimate the number of ordinary shares that will be held by the selling shareholder after the offering made hereby.

(2)
Represents 71,941,287 Class A ordinary shares beneficially owned by Alibaba Group Holding Limited, an exempted company incorporated under the laws of the Cayman Islands ("Alibaba"), which consist of (i) 57,870,370 Class A ordinary shares directly held by Alibaba ZT Investment Limited ("Ali ZT"), a company incorporated under the laws of Hong Kong, (ii) 5,787,037 Class A ordinary shares directly held by Cainiao Smart Logistics Investment Limited ("Cainiao Smart"), a company organized under the laws of the British Virgin Islands, (iii) 4,629,630 Class A ordinary shares directly held by New Retail Strategic Opportunities Investments 2 Limited ("NRF"), a company organized under the laws of the Cayman Islands, (iv) 3,322,050 Class A ordinary shares directly held by Taobao China Holding Limited ("Taobao"), a company incorporated under the laws of Hong Kong, and (v) 332,200 Class A ordinary shares directly held by Cainiao Smart Logistics Network (Hong Kong) Limited ("Cainiao HK"), a company incorporated under the laws of Hong Kong. Alibaba is a holding company which, through its subsidiaries and variable interest entities, operates leading online and mobile marketplaces in retail and wholesale trade, as well as provides cloud computing and other services. Ali ZT is an indirect wholly-owned special purpose subsidiary of Alibaba. Cainiao Smart is a majority owned indirect subsidiary of Alibaba. New Retail Strategic Opportunities Fund, L.P., a Cayman Islands exempted limited partnership ("NRSF"), owns 100% of NRF. New Retail Strategic Opportunities Fund GP, L.P., a Cayman Islands exempted limited partnership ("NRSF GP"), is the general partner of NRSF. New Retail Strategic Opportunities GP Limited, a company organized under the laws of the Cayman Islands and an indirect wholly owned subsidiary of Alibaba, is the general partner of NRSF GP. Taobao is an indirect wholly owned subsidiary of Alibaba. Cainiao HK is a majority owned indirect subsidiary of Alibaba. Alibaba is deemed to be the beneficial owner of the 71,941,287 Class A ordinary shares held by Ali ZT, Cainiao Smart, NRF, Taobao and Cainiao HK. The business address of Alibaba, Ali ZT, NRF, Cainiao HK and Taobao is 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong. The business address of Cainiao Smart is c/o Zhejiang Cainiao Supply Chain Management Limited, 588 West Wenyi Road, Xihu District, Hangzhou 310000, China.

 DIVIDEND POLICY

        Our board of directors has complete discretion on whether to distribute dividends, subject to certain restrictions under Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either a profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

        On March 13, 2020, the board of directors approved a special dividend of US$0.3 per ADS for 2019, to be paid to shareholders of record as of the close of business on April 8, 2020. We have paid US$188.1 million during the six months ended June 30, 2020. Other than the aforementioned dividend, we do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We intend to retain most of our available funds and any future earnings to operate and expand our business.

        We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us.

        If we pay any dividends, on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying our ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to our ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

PLAN OF DISTRIBUTION

        We are registering the sale of Class A ordinary shares, in the form of ADS or otherwise, held by the selling shareholder identified in this prospectus supplement from time to time after the date hereof.

        The aggregate proceeds to the selling shareholders from the sale of the securities offered by it will be the purchase price of the securities less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. We will not receive any proceeds from the sale of securities by the selling shareholder.

        The selling shareholder may sell Class A ordinary shares, in the form of ADS or otherwise, offered by this prospectus supplement, from time to time, in one or more offerings, through agents, to dealers or underwriters for resale, directly to purchasers, in "at-the-market offerings," within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise, or through a combination of any of these methods of sale.

        The selling shareholder may sell all or a portion of the Class A ordinary shares offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling shareholder will pay for underwriting discounts or commissions or agent's commissions. The securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholder may use any one or more of the following methods when selling securities:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus supplement is a part;

  •
  broker-dealers may agree with the selling shareholder to sell a specified number of such securities at a stipulated price per share;

  •
  through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling shareholder may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus supplement, provided that they meet the criteria and conform to the requirements of those provisions.

        The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus supplement, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as the selling shareholder under this prospectus supplement. The selling shareholders also may transfer the securities in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus supplement.

        In connection with the sale of our securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell our securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus supplement, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus supplement (as further supplemented or amended to reflect such transaction).

        The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the securities or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        To the extent required, the securities to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in the applicable prospectus supplement or free writing prospectus relating to such offering.

        In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholder and its affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        We have agreed to indemnify the selling shareholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the sale of securities by this prospectus supplement.

        We have agreed with the selling shareholder to keep the shelf registration statement current and cause it to remain effective to permit the prospectus supplement under the shelf registration statement to be usable by the registrable securities holder until the earlier of (1) such time all of the securities covered hereby have been disposed of pursuant to and in accordance with the shelf registration statement, or (2) the date on which all of the securities may be sold without restrictions pursuant to Rule 144 promulgated under the Securities Act.

TAXATION

        The following is a general summary of certain Cayman Islands, PRC and United States federal income tax consequences relevant to an investment in our Class A ordinary shares and our ADSs. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China, Hong Kong and the United States. You should consult your own tax advisors with respect to the consequences of an investment in our Class A ordinary shares and our ADSs. To the extent that this discussion relates to matters of Cayman Islands tax law, it is the opinion of Maples and Calder (Hong Kong) LLP, our special Cayman Islands counsel. To the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, it is the opinion of Global Law Office Shanghai, our special PRC counsel.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC Taxation

        Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a "de facto management body" located within the PRC is considered a resident enterprise. The implementation rules define the term "de facto management body" as the body that in practice exercises substantial and overall management and control over the production and operations personnel, accounting and properties, etc. of an enterprise. In April 2009, the State Taxation Administration of the PRC issued a circular, as amended in November 2013 and December 2017 and partially invalid, known as STA Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the STA's general position on how the "de facto management body" text should be applied in determining the tax resident status of all offshore enterprises. According to STA Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational senior management and senior management department's performance of their duties is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder meeting minutes, are located or maintained in the PRC; and (iv) 50% or more of voting board members or senior executives habitually reside in the PRC.

        We believe that ZTO Express (Cayman) Inc. should not be treated as a PRC resident enterprise for PRC tax purposes. ZTO Express (Cayman) Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that ZTO Express (Cayman) Inc. meets all of the conditions above. ZTO Express (Cayman) Inc. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the meeting minutes of its board of directors and the meeting minutes of its shareholders) are maintained, outside the PRC. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body."

        If the PRC tax authorities determine that ZTO Express (Cayman) Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be subject to PRC withholding tax at a rate of up to 10% subject to any reduction or exemption set forth in relevant tax treaties, from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% subject to any reduction or exemption set forth in relevant tax treaties. It is also unclear whether non-PRC shareholders of ZTO Express (Cayman) Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that ZTO Express (Cayman) Inc. is treated as a PRC resident enterprise.

        The STA issued an STA Circular 59 together with the Ministry of Finance in April 2009 and a STA Public Notice 7 in 2015, which was most recently amended on December, 2017. By promulgating and implementing these two circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise. Under STA Public Notice 7, an "indirect transfer" of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. STA Public Notice 7 provides relevant criteria for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. STA Public Notice 7 also brings challenges to both a foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise, subject to any reduction or exemption set forth in relevant tax treaties. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes. According to the Announcement of the STA on Matters Concerning Withholding of Income Tax of Non-resident Enterprises at Source, or STA Announcement 37, which came into effect on December 1, 2017 and amended in June 15, 2018, the withholding party shall, within seven days of the day on which the withholding obligation occurs, declare and remit the withholding tax to the competent tax authority at its locality. Where the withholding party fails to withhold and remit the income tax payable or is unable to perform its obligation in this regard, the non-resident enterprise that earns the income shall declare and pay the tax that has not been withheld to the competent tax authority at the place where the income occurs, and complete the Withholding Statement of the People's Republic of China for Enterprise Income Tax. Our company may be subject to filing obligations or taxed if our company is the transferor in such transactions, and may be subject to withholding obligations if our company is the transferee in such transactions, under STA Announcement 37 and STA Public Notice 7. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under STA Public Notice 7. As a result, we may be required to expend valuable resources to comply with STA Announcement 37 and STA Public Notice 7 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

        Under the PRC Enterprise Income Tax Law and its implementation rules, certain "high and new technology enterprises strongly supported by the state" that independently own core intellectual property and meet statutory criteria are permitted to enjoy a reduced 15% enterprise income tax rate. On January 29, 2016, the State Taxation Administration, the Ministry of Science and Technology of the PRC and the Ministry of Finance of the PRC jointly issued the Administrative Measures for the Certification of High and New Technology Enterprises specifying the criteria and procedures for the qualification and certification of the High and New Technology Enterprises.

        Under the Circular 58, the Circular 12 and the Announcement on Continuation of the Enterprise Income Tax Policy for the Western Region Development which will become effective on January 1, 2021, from January 1, 2011 to December 31, 2030, if the primary business of the enterprise is listed in one of the industry items provided in the Catalog of Encouraged Industries in Western Regions and annual primary business revenue accounts for more than 70% of the total enterprise revenue, it may pay enterprise income tax at the reduced tax rate of 15% subject to the examination and confirmation of the competent tax authority. The STA promulgated the Announcement of the STA on Enterprise Income Tax Issues concerning the Implementation of the Catalog of Encouraged Industries in the Western Region thereafter, and from October 1, 2014, the payment of enterprise income tax at the reduced tax rate of 15% shall cease to apply to enterprises that have enjoyed policies for preferential treatment of enterprise income tax under the Circular 12 if their primary businesses no longer fall within the "encouraged" category of Catalog of Encouraged Industries in the Western Region. Afterwards, the STA abolished the examination and confirmation procedures of the competent tax authority for the preferential treatment under the Circular 12.

Hong Kong Taxation

        We have established a branch register of members in Hong Kong, or the Hong Kong share register. Dealings in our Class A ordinary shares registered on our Hong Kong share register are subject to Hong Kong stamp duty. The stamp duty is charged to each of the seller and purchaser at the ad valorem rate of 0.1% of the consideration for, or (if greater) the value of, our Class A ordinary shares transferred. In other words, a total of 0.2% is currently payable on a typical sale and purchase transaction of our Class A ordinary shares. In addition, a fixed duty of HK$5.00 is charged on each instrument of transfer (if required).

        To facilitate ADS-Class A ordinary share conversion and trading between the NYSE and the Hong Kong Stock Exchange, we also intend to move a portion of our issued Class A ordinary shares from our register of members maintained in the Cayman Islands to our Hong Kong share register. It is unclear whether, as a matter of Hong Kong law, the trading or conversion of ADSs constitutes a sale or purchase of the underlying Hong Kong-registered Class A ordinary shares that is subject to Hong Kong stamp duty. We advise investors to consult their own tax advisors on this matter.

United States Federal Income Tax Considerations

        The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that acquires our Class A ordinary shares or ADSs in the offering made hereby and holds our

Class A ordinary shares or ADSs as "capital assets" (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that or the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

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  banks and other financial institutions;

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  insurance companies;

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  pension plans;

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  cooperatives;

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  regulated investment companies;

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  real estate investment trusts;

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  broker-dealers;

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  traders in securities that elect to use a mark-to-market method of accounting;

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  certain former U.S. citizens or long-term residents;

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  tax-exempt entities (including private foundations);

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  persons liable for alternative minimum tax;

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  holders who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation;

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  investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

  •
  investors that have a functional currency other than the U.S. dollar;

  •
  persons that actually or constructively own 10% or more of our stock (by vote or value);

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  investors required to accelerate the recognition of any item of gross income with respect to our ADSs or Class A ordinary shares as a result of such income being recognized on an applicable financial statement; or

  •
  partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding common stock through such entities,

        all of whom may be subject to tax rules that differ significantly from those discussed below.

        Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal tax law to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or Class A ordinary shares.

General

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

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  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or Class A ordinary shares.

        For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying Class A ordinary shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

        A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as a passive asset and the company's goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

        Although the law in this regard is unclear, we treat our consolidated VIE as being owned by us for U.S. federal income tax purposes because we control its management decisions and are entitled to substantially all of the economic benefits associated with this entity. As a result, we consolidate its results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of the consolidated VIE for U.S. federal income tax purposes, we would likely be treated as a PFIC for the current taxable year and any subsequent taxable year.

        Assuming that we are the owner of the VIE for U.S. federal income tax purposes, and based upon our current income and assets, and our market capitalization, we do not believe we were a PFIC for the taxable year ended December 31, 2019 and do not anticipate becoming a PFIC in the current taxable year or in the foreseeable future. While we do not anticipate being or becoming a PFIC in the current or foreseeable taxable years, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in our market capitalization may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to our market capitalization from time to time (which may be volatile). If our market capitalization subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

        If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or Class A ordinary shares, the PFIC rules discussed below under "Passive Foreign Investment Company Rules" generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.

        The discussion below under "Dividends" and "Sale or Other Disposition" is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under "Passive Foreign Investment Company Rules."

Dividends

        Subject to the discussion below under "Passive Foreign Investment Company Rules," any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a "dividend" for U.S. federal income tax purposes. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction allowed to corporations. A non-corporate U.S. Holder will be subject to tax at the lower capital gain tax rate applicable to "qualified dividend income," provided that certain conditions are satisfied, including that (1) our ADSs or Class A ordinary shares are readily tradeable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty, (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs (but not our Class A ordinary shares) will be readily tradeable on an established securities market in the United States. There can be no assurance, however, that our ADSs will be considered readily tradeable on an established securities market in later years.

        In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our ADSs or Class A ordinary shares. We may, however, be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph.

        Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder's individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or Class A ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder's individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

        Subject to the discussion below under "Passive Foreign Investment Company Rules," a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ADSs or Class A ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class A ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. In the event that gain from the disposition of the ADSs or Class A ordinary shares is subject to tax in the PRC, such gain may be treated as PRC source gain under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

        A U.S. Holder that receives Hong Kong dollars or another currency other than U.S. dollars on the disposition of our Class A ordinary shares will realize an amount equal to the U.S. dollar value of the non-U.S. currency received at the spot rate on the date of sale (or, if the Class A ordinary shares are traded on a recognized exchange, in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). An accrual basis U.S. Holder that does not elect to determine the amount realized using the spot rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot exchange rates in effect on the date of sale or other disposition and the settlement date. A U.S. Holder will have a tax basis in the currency received equal to the U.S. dollar value of the currency received on the settlement date. Any gain or loss on a subsequent disposition or conversion of the currency will be United States source ordinary income or loss.

Passive Foreign Investment Company Rules

        If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or Class A ordinary shares), and (ii) any gain realized on the sale or other disposition of the ADSs or Class A ordinary shares. Under the PFIC rules:

  •
  the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or Class A ordinary shares;

  •
  the amount allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC (each, a "pre-PFIC year"), will be taxable as ordinary income;

  •
  the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

  •
  the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

        If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" in a PFIC may make a mark-to-market election with respect to such stock, provided that certain requirements are met. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of our ADSs or Class A ordinary shares held at the end of the taxable year over the adjusted tax basis of such ADSs or Class A ordinary shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs or Class A ordinary shares over the fair market value of such ADSs or Class A ordinary shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs or Class A ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

        Because a mark-to-market election technically cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

        We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

        If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or Class A ordinary shares if we are or become a PFIC.

LEGAL MATTERS

        We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters of United States federal securities law and New York State law, by Maples and Calder (Hong Kong) LLP with respect to legal matters of Cayman Islands law, and by Global Law Office Shanghai with respect to legal matters of PRC law. The validity of the Class A ordinary shares offered hereby and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Global Law Office Shanghai. Skadden, Arps, Slate, Meagher & Flom LLP and Maples and Calder (Hong Kong) LLP may rely upon Global Law Office Shanghai with respect to matters governed by PRC law. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law.

        If legal matters in connection with offerings made pursuant to this prospectus supplement are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement or free writing prospectus relating to any such offerings.

EXPERTS

        The financial statements incorporated in this prospectus supplement by reference to ZTO Express (Cayman) Inc.'s annual report on Form 20-F for the year ended December 31, 2019 and ZTO Express (Cayman) Inc.'s current report on Form 6-K dated September 11, 2020, and the effectiveness of ZTO Express (Cayman) Inc.'s internal control over financial reporting as of December 31, 2019, have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at Shanghai, the People's Republic of China.

 EXPENSES

        The following table sets forth the aggregate expenses to be paid by us in connection with the offering made hereby. All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	US$	208,193
Legal fees and expenses		100,000
Miscellaneous		5,000

Total	US$	313,193

PROSPECTUS

ZTO Express (Cayman) Inc.

CLASS A ORDINARY SHARES

We may from time to time in one or more offerings offer and sell our Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs.

In addition, from time to time, the selling shareholders (if any) to be named in a prospectus supplement may offer and sell our Class A ordinary shares held by them. The selling shareholders (if any) may sell shares of our Class A ordinary shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of shares of our Class A ordinary shares by the selling shareholders (if any).

We will provide the specific terms of any offering in one or more supplements to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled "Plan of Distribution" beginning on page 34 of this prospectus.

The ADSs are listed on the New York Stock Exchange under the symbol "ZTO." On September 10, 2020, the last reported sale price of the ADSs on the New York Stock Exchange was $31.27 per ADS.

Investing in our securities involves risks. You should carefully consider the risks described in "Risk Factors" which may be included in any prospectus supplement or which are incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 11, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we or any selling shareholder may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference" below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC's website or at the SEC as described under "Where You Can Find More Information About Us." In this prospectus, unless otherwise indicated or unless the context otherwise requires:

(1)   the terms "ZTO," "we," "us," "our company" or "our" refer to ZTO Express (Cayman) Inc., its subsidiaries and its consolidated affiliated entities. Depending on the context, references to "we" and "our" may also include the network partners within our network;

(2)   "Class A ordinary shares" are to our Class A ordinary shares, par value US$0.0001 per share;

(3)   "Class B ordinary shares" are to our Class B ordinary shares, par value US$0.0001 per share;

(4)   "ordinary shares" are to our Class A and Class B ordinary shares, par value US$0.0001 per share;

(5)   "ADSs" refers to the American depositary shares, each of which represents one Class A ordinary share;

(6)   "China" or the "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan; and

(7)   all references to "RMB" and "Renminbi" are to the legal currency of China and all references to "U.S. dollars," "US$," "dollars" and "$" are to the legal currency of the United States.

 FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as "may," "will," "expect," "anticipate," "future," "intend," "plan," "believe," "estimate," "is/are likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things:

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our goals and strategies;

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our future business development, financial conditions and results of operations;

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the expected growth of the express delivery industry in China;

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our expectations regarding demand for and market acceptance of our services;

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our expectations regarding our relationships with network partners, direct and end customers, suppliers and our other stakeholders;

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competition in our industry; and

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relevant government policies and regulations relating to our industry.

The forward-looking statements included in this prospectus and the documents incorporated by reference are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

 OUR COMPANY

Overview

We are a leading express delivery company in China. Through our network and together with our network partners, we provide domestic and international express delivery services supplemented by other value-added services. Our delivery network covers over 99.2% of China's cities and counties as of June 30, 2020.

We mainly provide express deliveries in China of parcels weighing under 50 kilograms with expected delivery time ranging from 24 to 72 hours. Our delivery time has improved over time.

The following chart sets out the services provided by us and our network partners.

Key Category		Service Offerings
Domestic Express	Express Delivery	• Intra-city Delivery
• Inter-city Delivery
	Enterprise Customer Services	• Customized one-stop express delivery solution for key accounts
	Ancillary Services	• Cash-on-Delivery Service
• Alternative Address Pick-up
• Proof-of-delivery Collection
• Parcel Interception Service
• Reverse Logistics
• Others
	Regional	• Hong Kong/Taiwan Door-to-Door Express Service
International Express	Cross-border	• International express services to the key overseas markets in cooperation with business partners

Building on our core delivery business, we strive to become an integrated logistics service provider. We are expanding our service offerings to other logistics services such as less-than-truckload services, integrated solutions for warehousing, distribution and transportation and freight forwarding services, as well as air cargo services.

For more information about our company, please see "Item 4. Information on the Company" in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

Corporate Information

Our principal executive offices are located at Building One, No. 1685 Huazhi Road, Qingpu District, Shanghai, 201708, People's Republic of China. Our telephone number at this address is +86 21 59804508. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with an offering of securities registered by the registration statement of which this prospectus is a part.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. We maintain our website at http://ir.zto.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

 RISK FACTORS

Investing in our securities involves risk. Before you decide to buy our securities, you should carefully consider the risks described in our most recent annual report on Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus.

Please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

 USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2020 Revision) of the Cayman Islands, which we refer to as the Companies Law below, and the common law of the Cayman Islands.

As of June 30, 2020, the authorized share capital of our company is US$1,000,000 divided into 10,000,000,000 shares comprising of (i) 8,000,000,000 Class A ordinary shares of a par value of US$0.0001 each, 577,794,733 of which are issued and outstanding (excluding (a) Class A ordinary shares issuable upon the exercise of outstanding share options and Class A ordinary shares reserved for issuance under our 2016 Share Incentive Plan, (b) 7,447,313 Class A ordinary shares issued and reserved for the purpose of our employee shareholding platform, the holder of which has waived all shareholder rights attached to those shares, and (c) the Company's repurchase of 12,209,069 Class A ordinary shares in the form of ADSs), (ii) 1,000,000,000 Class B ordinary shares of a par value of US$0.0001 each, 206,100,000 of which are issued and outstanding, and (iii) 1,000,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with Article 9 of the articles of association, none of which is issued and outstanding.

The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General.    Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Conversion.    Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any person or entity that is not an Affiliate (as defined in our memorandum and articles of association) of such holder or upon a change of ultimate beneficial ownership of any Class B ordinary shares to any person who is not an Affiliate of the holder of such Class B ordinary shares, such Class B ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares. In addition, if at any time, Mr. Meisong Lai and his affiliates collectively hold less than 10% of the issued and outstanding shares in the capital of our company, each issued and outstanding Class B ordinary share will be automatically and immediately converted into one Class A ordinary share, and we will not issue any Class B ordinary shares thereafter.

Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Our memorandum and articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of a share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law, provided that in no circumstances may we pay a dividend if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights.    On a show of hands, each shareholder is entitled to one vote for each ordinary share registered in his name on the register of members or, on a poll, each shareholder is entitled to one vote for each Class A ordinary share registered in his name on the register of members and ten votes for each

Class B ordinary share registered in his name on the register of members, voting together as a single class, on all matters that require a shareholder's vote. Voting at any shareholders' meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any shareholder present in person or by proxy.

A quorum required for a meeting of shareholders consists of one or more shareholders present and holding not less than one-third of the votes attaching to all issued and outstanding shares in our company. Shareholders may be present in person or by proxy or, if the shareholder is a legal entity, by its duly authorized representative. Shareholders' meetings may be convened by the chairman of our board of directors or our board of directors on its own initiative or upon a request to the directors by shareholders holding no less than one-third of all votes attaching to all issued and outstanding shares in our share capital. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders' meeting and any other general shareholders' meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association. Holders of the ordinary shares may, among other things, divide or combine their shares by ordinary resolution.

Transfer of Ordinary Shares.    Subject to the restrictions set out below and the provisions above in respect of the transfer of Class B ordinary shares, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

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the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of ordinary shares;

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the instrument of transfer is properly stamped, if required;

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in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

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a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the New York Stock Exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation.    On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, such assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares.    We may issue shares on terms that such shares may be redeemed, at our option or at the option of the holders thereof, in such manner and on such terms as may be determined, before the issue of such shares, by either our board of directors or by a special resolution of our shareholders. Our company may also repurchase any of our shares in such manner and on such terms as have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our memorandum and articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company's profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including a share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.    Whenever the capital of our company is divided into different classes, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Issuance of Additional Shares.    Our memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

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the designation of the series;

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the number of shares of the series;

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the dividend rights, dividend rates, conversion rights and voting rights; and

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the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions.    Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

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authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

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limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company.    We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

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does not have to file an annual return of its shareholders with the Registrar of Companies;

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is not required to open its register of members for inspection;

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does not have to hold an annual general meeting;

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may issue negotiable or bearer shares or shares with no par value;

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may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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may register as a limited duration company; and

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may register as a segregated portfolio company.

"Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Changes in Capital.    The company may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe. The company may by ordinary resolution:

(a)   increase its share capital by new shares of such amount as it thinks expedient;

(b)   consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

(c)   subdivide its shares, or any of them, into shares of an amount smaller than that fixed by the memorandum and articles of association, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(d)   cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

The company may by special resolution reduce its share capital and any capital redemption reserve in any manner authorized by law.

Registered Office and Objects

Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 4th Floor, 400 Madison Avenue, New York, New York 10017.Under our memorandum and articles of association, the objects of our company are unrestricted, and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Differences in Corporate Law

The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the "squeeze out" of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders' Suits.    In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

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an act which is illegal or ultra vires;

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an act which, although not ultra vires, could only be effected duly if authorized by a special or qualified majority vote that has not been obtained; and

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an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that we shall indemnify our directors and officers against all losses, damages, costs, expenses, actions, proceedings, charges or liabilities incurred in their capacities as such unless such losses or damages arise from dishonesty, wilful default or fraud of such directors or officers in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put a proposal before a meeting and provides limited rights for shareholders to requisition a general meeting. However, these rights may be provided in articles of association. Our memorandum and articles of association allow our shareholders holding not less than one-third of all voting power of our share capital in issue to requisition a shareholders' meeting. Other than this right to requisition a shareholders' meeting, our memorandum and articles of association do not provide our shareholders other rights to put a proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. In addition, a director's office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated or; (v) is removed from office pursuant to any other provisions of memorandum and articles of association.

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a

Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our memorandum and articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may materially adversely vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders.    There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association, our register of mortgages and charges and any special resolutions passed by the shareholders). However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

History of securities issuances

The following is a summary of securities issuances by us in the past three years:

Equity Securities

In June 2018, we issued 57,870,370 Class A ordinary shares to Alibaba ZT Investment Limited for US$1.0 billion, 5,787,037 Class A ordinary shares to Cainiao Smart Logistics Investment Limited for US$100 million, 4,629,630 Class A ordinary shares to New Retail Strategic Opportunities Investments 2 Limited for US$80 million, and 11,574,074 Class A ordinary shares to Rising Auspicious Limited for US$200 million.

Restricted Share Unit Grants

We have granted restricted share units and rights associated with Class A ordinary shares held by Zto Es Holding Limited through our employee shareholding platform to certain of our directors, executive officers and employees. See "Item 6. Directors, Senior Management and Employees—B. Compensation of Directors and Executive Officers" in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference.

Shareholders Agreement

We entered into our shareholders agreement on August 18, 2015 with our then shareholders. Pursuant to this shareholders agreement, we have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the agreement.

Demand Registration Rights.    At any time after the earlier of (i) 180 days after the effective date of the registration statement for a public offering or (ii) the expiration of the period during which the managing underwriters for such public offering shall prohibit us from effecting any other public sale or distribution of registrable securities, holders of series A preferred shares, Max Alpha Limited and Max Beyond Limited, and Zto Wlm Holding Limited have the right to demand that we file a registration statement covering the registration of any registrable securities of such holders. We have the right to defer filing of a registration statement for a period of not more than 90 days after the receipt of the request of the initiating holders under certain conditions, but we cannot exercise the deferral right more than once in any six-month period. We are not obligated to effect more than two demand registrations, other than demand registrations to be effected pursuant to a registration statement on Form F-3, for which an unlimited number of demand registrations shall be permitted.

Piggyback Registration Rights.    If we propose to file a registration statement for a public offering of our securities, we must offer holders of our registrable securities an opportunity to include in the registration the number of registrable securities of the same class or series as those proposed to be registered. If the managing underwriter of any underwritten offering determines in its view the number of registrable securities exceeds the maximum offering size, the registrable securities shall allocate first to us, second to each of the holders requesting the inclusion of their registrable securities pursuant to the piggyback registration, and third to any other party with such priorities among them as we shall determine.

Form F-3 Registration Rights.    Holders of series A preferred shares, Max Alpha Limited and Max Beyond Limited, and Zto Wlm Holding Limited, may request us in writing to file an unlimited number of registration statements on Form F-3. Within 90 days of receiving such request, we shall effect the registration of the securities on Form F-3.

Expenses of Registration.    We will bear all registration expenses, other than underwriting discounts and selling commissions, incurred in connection with any demand, piggyback or F-3 registration.

Investor Rights Agreement with Ali ZT and Cainiao Smart

We entered into an investor rights agreement, dated as of June 12, 2018, with Alibaba ZT Investment Limited, or Ali ZT, an indirect wholly-owned special purpose subsidiary of Alibaba, Cainiao Smart Logistics Investment Limited, or Cainiao Smart, a wholly-owned subsidiary of Cainiao, and certain founding shareholders named therein. Among other things, the investor rights agreement contains the following rights of Alibaba and Cainiao, as applicable:

Right of First Offer.    At any time Mr. Meisong Lai (the "Founder") proposes to transfer securities of our company which constitutes a Change of Control (as defined in the investor rights agreement), the Founder shall first make an offer of such securities to Ali ZT and Cainiao Smart (the "Right of First Offer"). Ali ZT and Cainiao Smart may elect to exercise their Right of First Offer rights to purchase the securities, or exercise their tag-along rights to sell their securities, at the price and on the terms offered by the Founder.

Preemptive Rights.    If the company proposes to issue any of its securities, Ali ZT, Cainiao Smart and certain existing shareholders of the company shall have the right to acquire a portion of such securities equal to the quotient obtained by dividing (i) the number of shares of all securities owned by such shareholder by (ii) the total number of shares of all securities issued and outstanding, or such other percentage as may be mutually agreed among such shareholders following discussions with the company.

Restriction on Transfers of Company Securities.    Each of Ali ZT and Cainiao Smart is prohibited from transferring its Class A ordinary shares prior to the second anniversary of the date of the investor rights agreement, other than transfers to its affiliates, transfers to the company, transfers required by law or transfers approved by the board of directors. In addition, certain existing shareholders of the company are not permitted to transfer any securities of the company to a competitor of Alibaba without the prior written consent of Ali ZT and the Founder is not permitted to transfer any Class B ordinary shares beneficially owned by him without the prior written consent of Ali ZT prior to the second anniversary of the date of the investor rights agreement.

Additional Agreements.    The company agrees to take all Necessary Action (as defined in the investor rights agreement), and the Founding Shareholders (as defined in the investor rights agreement) agree to take all Necessary Action to cause the company, to ensure that (i) one (1) incumbent member of the Board shall resign his or her directorship, and (ii) the vacancy so caused by such resignation shall be filled by the appointment of one (1) director who shall be designated by Ali ZT (the "Investor Director"). Ali ZT may, at its election, appoint a designated representative to serve as a non-voting observer to the Board (the "Investor Observer") and appoint the Investor Director or Investor Observer to any committee of the board of directors, subject to compliance with independence requirements under applicable laws and listing rules.

Registration Rights Agreement with Ali ZT and Cainiao Smart

We entered into a registration rights agreement, dated as of June 12, 2018, with Ali ZT and Cainiao Smart. The registration rights agreement provides that the company shall file a registration statement prior to the second anniversary of the date of the registration rights agreement covering the resale of the Class A ordinary shares owned by Ali ZT and Cainiao Smart. The company will bear the registration expenses related to the preparation and filing of the registration statement. The registration rights agreement contains customary indemnification provisions.

Registration Rights Agreement with New Retail Investments

We entered into a registration rights agreement, dated as of June 28, 2018, with New Retail Strategic Opportunities Investments 2 Limited, or New Retail Investments. New Retail Strategic Opportunities Fund, L.P. ("NRSF"), owns 100% of New Retail Investments. New Retail Strategic Opportunities Fund GP, L.P. ("NRSF GP"), is the general partner of NRSF. New Retail Strategic Opportunities GP Limited,

an indirect wholly-owned subsidiary of Alibaba, is the general partner of NRSF GP. The registration rights agreement provides that the company shall file a registration statement prior to the first anniversary of the date of the registration rights agreement covering the resale of the Class A ordinary shares owned by New Retail Investments. New Retail Investments will bear the registration expenses related to the preparation and filing of the registration statement. The registration rights agreement contains customary indemnification provisions.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

JPMorgan Chase Bank, N.A., as depositary issues the ADSs. Each ADS represents an ownership interest in a designated number of Class A ordinary shares which we deposited with the custodian, as agent of the depositary, under the deposit agreement among our company, the depositary and ADR holders. Each ADS also represents any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary's office is located at 383 Madison Avenue, Floor 11, New York, NY, 10179.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the Class A ordinary shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the Class A ordinary shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as exhibit 4.3 to Form S-8 filed on January 12, 2018 (File No.333-222519). The form of ADR is incorporated in the deposit agreement.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the Class A ordinary shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

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Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary's and/or its agents' expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

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Shares.  In the case of a distribution in Class A ordinary shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such Class A ordinary shares. Only whole ADSs will be issued. Any Class A ordinary shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

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Rights to receive additional Class A ordinary shares.  In the case of a distribution of rights to subscribe for additional Class A ordinary shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

    (i)  sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

   (ii)  if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

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Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit Class A ordinary shares or evidence of rights to receive Class A ordinary shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance.

Class A ordinary shares deposited with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited Class A ordinary shares for the account and to the order of the depositary. ADR holders thus have no direct ownership interest in the Class A ordinary shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited Class A ordinary shares. The deposited Class A ordinary shares and any such additional items are referred to as "deposited securities".

Upon each deposit of Class A ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary's direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder's name. An ADR holder can request that the ADSs not be held through the depositary's direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary's office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying Class A ordinary shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian's office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

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temporary delays caused by closing our transfer books or those of the depositary or the deposit of Class A ordinary shares in connection with voting at a shareholders' meeting, or the payment of dividends;

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the payment of fees, taxes and similar charges; or

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compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

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to receive any distribution on or in respect of deposited securities,

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to give instructions for the exercise of voting rights at a meeting of holders of shares,

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to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

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to receive any notice or to act in respect of other matters all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the Class A ordinary shares which underlie your ADSs. Subject to the next sentence, as soon as practicable after receipt from us of notice of any meeting at which the holders of Class A ordinary shares are entitled to vote, or of our solicitation of consents or proxies from holders of Class A ordinary shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement in respect of such meeting or solicitation of consent or proxy. The depositary shall, if we request in writing in a timely manner (the depositary having no obligation to take any further action if our request shall not have been received by the depositary at least 30 days prior to the date of such vote or meeting) and at our expense and provided no legal prohibitions exist, distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct, or, subject to the next sentence, will be deemed to instruct, the depositary to exercise the voting rights for the Class A ordinary shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. To the extent we have provided the depositary with at least 40 days' notice of a proposed meeting, if voting instructions are not timely received by the depositary from any holder, such holder shall be deemed, and in the deposit agreement the depositary is instructed to deem such holder, to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the Class A ordinary shares represented by their ADSs as desired, provided that no such instruction shall be deemed given and no discretionary proxy shall be given (a) if we inform the depositary in writing that (i) we do not wish such proxy to be given, (ii) substantial opposition exists with respect to any agenda item for which the proxy would be given or (iii) the agenda item in question, if approved, would materially or adversely affect the rights of holders of Class A ordinary shares and (b) unless, with respect to such meeting, we have provided the depositary with an opinion of our counsel, in form and substance satisfactory to the depositary, to the effect that (a) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands, (b) the granting of such proxy will not result in a violation of any applicable law, public rule or regulation in force in the Cayman Islands, (c) the courts of the Cayman Islands will give effect to the voting arrangement and deemed instruction as contemplated in the proxy under Cayman Islands law and (d) there is nothing under Cayman Islands law which would result in the depositary being deemed to have exercised any discretion when voting in accordance with the terms of the proxy.

Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

We have advised the depositary that under Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of Class A ordinary shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing Class A ordinary shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

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a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

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a fee of up to US$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

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a fee of up to US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

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a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Class A ordinary shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary's or its custodian's compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

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a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the US$0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were Class A ordinary shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

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stock transfer or other taxes and other governmental charges;

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cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of Class A ordinary shares, ADRs or deposited securities;

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transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

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in connection with the conversion of foreign currency into U.S. dollars, JPMorgan Chase Bank, N.A. shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion; and

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fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

JPMorgan Chase Bank, N.A. and/or its agent may act as principal for such conversion of foreign currency.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

Our depositary anticipates to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program upon such terms and conditions as we and the depositary may agree from time to time. The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing Class A ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

The fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of the increase in any such fees and charges.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case, the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

(1)   amend the form of ADR;

(2)   distribute additional or amended ADRs;

(3)   distribute cash, securities or other property it has received in connection with such actions;

(4)   sell any securities or property received and distribute the proceeds as cash; or

(5)   none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days' notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 120th day after our notice of removal was first provided to the depositary. After the date so fixed for termination, (a) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (a) instruct its custodian to deliver all Class A ordinary shares to us along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (b) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such Class A ordinary shares and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each registered holder a share certificate representing the Class A ordinary shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered holder's name and to deliver such share certificate to the registered holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

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payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Class A ordinary shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

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the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

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compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of Class A ordinary deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of Class A ordinary shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw Class A ordinary shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of Class A ordinary shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no disclaimer of liability under the Securities Act is intended by any of the limitations of liabilities provisions of the deposit agreement. In the deposit agreement it provides that neither we nor the depositary nor any such agent will be liable if:

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any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People's Republic of China or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary's or our respective agents' direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the

  ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

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it exercises or fails to exercise discretion under the deposit agreement or the ADRs, including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

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it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

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it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting Class A ordinary shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

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it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or other holders of an interest in any ADSs about the requirements of Cayman Islands or People's Republic of China law, rules or regulations or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any ADR holder or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder's or beneficial owner's income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by ADR holders or beneficial owners therein on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable to registered holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement, each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the Class A ordinary shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary and its agents may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of Class A ordinary shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary's direct registration system. Registered holders of ADRs may inspect such records at the depositary's office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary or, in the case of the issuance book portion of the ADR register, when reasonably requested by us solely in order to enable us to comply with applicable law.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

In its capacity as depositary, the depositary shall not lend Class A ordinary shares or ADSs; provided, however, that the depositary may (i) issue ADSs prior to the receipt of Class A ordinary shares and (ii) deliver Class A ordinary shares prior to the receipt of ADSs for withdrawal of deposited securities, including ADSs which were issued under (i) above but for which Class A ordinary shares may not have been received (each such transaction a "pre-release"). The depositary may receive ADSs in lieu of Class A ordinary shares under (i) above (which ADSs will promptly be canceled by the depositary upon receipt by the depositary) and receive Class A ordinary shares in lieu of ADSs under (ii) above. Each such pre-release will be subject to a written agreement whereby the person or entity (the "applicant") to whom ADSs or Class A ordinary shares are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the Class A ordinary shares or ADSs that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the depositary as owner of such Class A ordinary shares or ADSs in its records and to hold such Class A ordinary shares or ADSs in trust for the depositary until such Class A ordinary shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such Class A ordinary shares or ADSs, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days' notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs and Class A ordinary shares involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs and Class A ordinary shares involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided in connection with pre-release transactions, but not the earnings thereon, shall be held for the benefit of the ADR holders (other than the applicant).

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

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be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs; and

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appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law and Jurisdiction

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, (i) the depositary may, in its sole discretion, elect to institute any action, controversy, claim or dispute directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (ii) the depositary may in its sole discretion require that any action, controversy, claim, dispute, legal suit or proceeding brought against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted under the terms described below; provided, however, to the extent there are specific federal securities law violation aspects to any claims against us and/or the depositary brought by any registered holder of ADRs, the federal securities law violation aspects of such claims brought by a registered holder of ADRs against us and/or the depositary may, at the option of such registered holder of ADRs, remain in state or federal court in New York, New York and all other aspects, claims, disputes, legal suits, actions and/or proceedings brought by such ADR holders against us and/or the depositary, including those brought along with, or in addition to, federal securities law violation claims, would be referred to arbitration in accordance with the provisions of the deposit agreement. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

By holding an ADS or an interest therein, registered holders of ADRs and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands in order to take advantage of certain benefits associated with being a Cayman Islands exempted company, including:

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political and economic stability;

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an effective judicial system;

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a favorable tax system;

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the absence of exchange control or currency restrictions; and

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the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

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the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

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Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our assets and operations are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with an offering of securities registered by the registration statement of which this prospectus is a part.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Global Law Office Shanghai, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

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recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

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entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

Maples and Calder (Hong Kong) LLP has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). The Grand Court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Global Law Office Shanghai has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

 TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

 SELLING SHAREHOLDERS

Selling shareholders (if any) to be named in a prospectus supplement may, from time to time, offer and sell some or all of our ordinary shares held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders (if any) may sell our ordinary shares held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See "Plan of Distribution." Such selling shareholders (if any) may also sell, transfer or otherwise dispose of some or all of our ordinary shares held by them in transactions exempt from the registration requirements of the Securities Act.

We will provide you with a prospectus supplement, which will set forth the name of each selling shareholder (if any) and the number of our ordinary shares beneficially owned and being offered by such selling shareholders. The prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

 PLAN OF DISTRIBUTION

We and the selling shareholders (if any) may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information, if applicable:

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the terms of the offering;

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the names of any underwriters, dealers or agents;

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the name or names of any managing underwriter or underwriters;

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the purchase price of the securities;

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the net proceeds from the sale of the securities;

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any delayed delivery arrangements;

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any underwriting discounts, commissions and other items constituting underwriters' compensation;

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any offering price to the public;

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any discounts or concessions allowed or reallowed or paid to dealers; and

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any commissions paid to agents.

Sale through underwriters or dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters, the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

We and the selling shareholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us and the selling shareholders. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We and the selling shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed delivery contracts

If the prospectus supplement indicates, we or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Institutional Investors

If indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, then payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

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commercial and savings banks;

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insurance companies;

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pension funds;

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investment companies;

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educational and charitable institutions; and

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other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution's purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

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the validity of the arrangements; or

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the performance by us or the institutional investor.

Market making, stabilization and other transactions

Unless the applicable prospectus supplement states otherwise or the shares are offered by the selling shareholders, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we and the selling shareholders use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative transactions and hedging

We, the selling shareholders, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us, the selling shareholders or others (or, in the case of derivatives, securities received from us or the selling shareholders in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic auctions

We and the selling shareholders may also make sales through the Internet or through other electronic means. Since we and the selling shareholders may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called "real-time" basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with this offering will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to PRC law will be passed upon for us by Global Law Office Shanghai and for the underwriters by a law firm named in the applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Global Law Office Shanghai with respect to matters governed by PRC law.

 EXPERTS

The financial statements incorporated in this Prospectus by reference from ZTO Express (Cayman) Inc.'s Annual Report on Form 20-F for the year ended December 31, 2019 and ZTO Express (Cayman) Inc.'s Current Report on Form 6-K dated September 11, 2020, and the effectiveness of ZTO Express (Cayman) Inc.'s internal control over financial reporting as of December 31, 2019, have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at Shanghai, the People's Republic of China.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC's website at www.sec.gov.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

 INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•
our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on April 21, 2020;

•
any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•
the description of the securities contained in our registration statement on Form 8-A filed on October 14, 2016 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;

•
Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on September 11, 2020, titled "ZTO Express (Cayman) Inc. Supplemental and Updated Disclosures";

•
Exhibit 99.2 to our current report on Form 6-K furnished to the SEC on September 11, 2020, titled "Audited Consolidated Financial Statements as of June 30, 2020 and for the six months ended June 30, 2019 and 2020"; and

•
any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

ZTO Express (Cayman) Inc.
Building One, No. 1685 Huazhi Road,
Qingpu District, Shanghai 201708, People's Republic of China
Tel: (86 21) 5980 4508
Attention: Investor Relations Department

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.